Exhibit 15.1

2012 Annual Report

Table of Contents

Letter to Stockholders	1

Financial Highlights Summary	2

Consolidated Balance Sheets	3

Consolidated Statements of Income	4

Consolidated Statements of Comprehensive Income	5

Consolidated Statements of Changes in Stockholders’ Equity	6

Consolidated Statements of Cash Flows	7

Notes to Consolidated Financial Statements	9

Report of Independent Registered Public Accounting Firm	40

Management’s Discussion and Analysis	41

Board of Directors and Officers	59

Stockholder Information	60

Dear Shareholder:

In 2012, Surrey Bancorp reported its best earnings since the economic downturn in 2008. Additionally, 2012 was the second most profitable year in bank history. Our success was the result of improved asset quality and a strong net interest margin, the foundation of good earnings in a community bank. We are proud to report that Surrey Bancorp was among the most profitable banks in North Carolina in 2012, with a return on average assets of 1.23% and a return on average equity of 8.86%. It is worthwhile to note the bank’s capital ratios are among the highest in state on both a tangible book and regulatory basis. As a result, the Board of Directors declared and paid a special dividend of $.18 per common share just prior to year-end. This followed a special dividend of $.15 per common share declared in 2011 and paid in January 2012.

The Company reported net income of $2,782,880 or $.67 per fully diluted common share in 2012. This represents a 23.8 percent increase over 2011 profits of $2,247,611. The 2012 provision for loan loss reserves totaled $471,292, a decrease of $272,425 or 36.6 percent from the 2011 provision of $743,717. Net interest income totaled $9,283,410, a $463,413 or 5.3 percent improvement over 2011, attributable to a reduction in interest expense on deposits. Non-interest income was $2,613,627, an increase of 1.6 percent from 2011. Non-interest expense decreased 1.6 percent in 2012 to $6,921,581. The bank absorbed increases in personnel costs, occupancy expense, and professional fees through larger reductions in expense related to foreclosed assets, litigation, and FDIC insurance premiums.

Total assets as of December 31, 2012, were $229,912,432, an increase of 2.3 percent from year-end 2011. Total deposits increased 2.1 percent to $187,823,037 due to increases in non-interest bearing demand deposits. Loans, net of the allowance for losses, decreased 1.1 percent to $173,577,565 at year- end due to large pay-downs in the fourth quarter. The allowance for loan losses at year-end was $3,403,098 or 1.93 percent of loans. The quality of the bank’s loan portfolio has improved. Non-performing assets declined to 2.14 percent of total assets, versus 2.23 percent at year-end 2011. The government guaranteed portion of our loan portfolio increased to 24.4 percent in 2012 from 21.7 percent in 2011.

Looking forward, we see opportunities, as well as many of the same challenges identified in previous reports. Regulatory burdens will continue to increase over the next several years, as The Dodd-Frank Act, which increases oversight of banking-related activities, is fully implemented. These new regulations will have a negative impact on operating expenses, and to maintain profitability, we must expand revenues over and above normal operating expenses. Loan growth in our established markets has been problematic in the current slow-growth, low interest rate environment. Improvement in our asset quality has allowed allows us to focus on growing the loan portfolio to expand revenue. In August of 2012, we opened a loan production office in Elkin, which has proven successful. This office provides us with loan opportunities in southwestern Surry County, and sections of Yadkin County and Wilkes County. We will consider opening a full service branch when certain loan goals are achieved. The bank will continue to look for expansion opportunities as an effective use of our capital and a source of future earnings. I am confident in our ability to execute the appropriate business strategy and remain a high performing community bank.

On behalf of the employees, management and Board of Directors, thank you for your continued support.

Edward C. Ashby, III

President and CEO

Financial Highlights Summary1

	2012	2011	2010	2009	2008
Summary of Operations
Interest income	$10,954	$10,936	$11,150	$10,847	$12,356
Interest expense	1,671	2,116	2,472	3,226	5,436

Net interest income	9,283	8,820	8,678	7,621	6,920
Provision for loan losses	471	744	3,004	1,605	800
Other income	2,614	2,571	2,739	3,511	2,498
Other expense	6,922	7,031	6,481	6,584	6,279
Income taxes	1,721	1,369	694	711	825

Net income	2,783	2,247	1,238	2,232	1,514
Preferred stock dividends declared	(183)	(183)	(301)	(258)	(119)

Net income available to common stockholders	$2,600	$2,064	$937	$1,974	$1,395

Per Common Share Data[2]
Net income:
Basic	$0.73	$0.58	$0.27	$0.56	$0.40
Diluted	0.67	0.54	0.27	0.53	0.38
Cash dividends declared	0.18	0.15	n/a	n/a	n/a
Book value per common share	8.01	7.45	7.03	6.76	6.25

Balance Sheet
Loans, net	$173,578	$175,446	$171,794	$180,442	$172,080
Investment securities	3,503	2,506	2,012	2,012	2,161
Total assets	229,912	224,728	213,652	216,950	204,178
Deposits	187,823	183,938	173,960	173,975	163,747
Stockholders’ equity	32,237	30,227	28,644	28,425	24,383
Interest-earning assets	213,560	213,301	194,936	206,604	194,310
Interest-bearing liabilities	158,594	161,287	155,455	162,215	154,170

Selected Ratios
Return on average assets	1.23%	1.00%	0.57%	1.07%	0.74%
Return on average equity	8.86%	7.53%	4.26%	8.07%	6.36%
Dividends declared on common stock as a percent of net income	22.92%	23.60%	n/a	n/a	n/a

1.	In thousands of dollars, except per share data.
2.	Adjusted for the effects of a common stock split affected in the form of a 10% common stock dividend declared on November 28, 2011.

Consolidated Balance Sheets

December 31, 2012 and 2011

	2012	2011
Assets
Cash and due from banks	$5,973,042	$2,269,116
Interest-bearing deposits with banks	32,366,318	30,757,636
Federal funds sold	710,588	709,836
Investment securities available for sale	3,502,852	2,506,426
Restricted equity securities	738,324	809,754
Loans, net of allowance for loan losses of $3,403,098 in 2012 and $3,880,581 in 2011	173,577,565	175,446,206
Property and equipment, net	4,543,738	4,569,301
Foreclosed assets	491,424	560,018
Accrued interest and other income	979,098	962,614
Goodwill	120,000	120,000
Bank owned life insurance	5,298,354	3,389,447
Other assets	1,611,129	2,627,410

Total assets	$229,912,432	$224,727,764

Liabilities and Stockholders’ Equity

Liabilities
Deposits:
Noninterest-bearing	$36,979,419	$30,750,902
Interest-bearing	150,843,618	153,187,474

Total deposits	187,823,037	183,938,376
Federal Home Loan Bank advances	7,750,000	8,100,000
Dividends payable	46,106	576,741
Accrued interest payable	135,801	185,362
Other liabilities	1,920,187	1,700,723

Total liabilities	197,675,131	194,501,202

Commitments and contingencies

Stockholders’ equity
Preferred stock, 1,000,000 shares authorized, 189,356 shares of Series A, issued and outstanding with no par value, 4.5% convertible non-cumulative, perpetual; with a liquidation value of $14 per share;	2,620,325	2,620,325
181,154 shares of Series D, issued and outstanding with no par value, 5.0% convertible non-cumulative, perpetual; with a liquidation value of $7.08 per share;	1,248,482	1,248,482
Common stock, 10,000,000 shares authorized at no par value; 3,542,984 shares issued in 2012 and 3,536,724 shares issued in 2011	12,061,153	12,009,588
Retained earnings	16,367,187	14,405,467
Accumulated other comprehensive loss	(59,846)	(57,300)

Total stockholders’ equity	32,237,301	30,226,562

Total liabilities and stockholders’ equity	$229,912,432	$224,727,764

See Notes to Consolidated Financial Statements

Consolidated Statements of Income

For the years ended December 31, 2012 and 2011

	2012	2011
Interest income
Loans and fees on loans	$10,842,085	$10,865,655
Federal funds sold	1,568	1,598
Investment securities, taxable	51,721	54,426
Investment securities, dividends	9,679	—
Deposits with banks	49,495	14,572

Total interest income	10,954,548	10,936,251

Interest expense
Deposits	1,372,369	1,774,442
Federal funds purchased and securities sold under agreements to repurchase	150	—
Federal Home Loan Bank advances	298,619	341,812

Total interest expense	1,671,138	2,116,254

Net interest income	9,283,410	8,819,997

Provision for loan losses	471,292	743,717

Net interest income after provision for loan losses	8,812,118	8,076,280

Noninterest income
Service charges on deposit accounts	919,963	1,043,469
Fees on loans delivered to correspondents	145,239	109,079
Other service charges and fees	527,634	525,724
Gain on sale of investment securities	700	—
Other operating income	1,020,091	893,207

Total noninterest income	2,613,627	2,571,479

Noninterest expense
Salaries and employee benefits	3,632,214	3,549,651
Occupancy expense	428,542	393,920
Equipment expense	240,836	233,015
Data processing	379,093	358,588
Foreclosed assets, net	46,047	172,131
Postage, printing and supplies	196,775	193,400
Professional fees	394,814	340,492
FDIC insurance premiums	149,304	230,763
Litigation settlement	—	130,000
Other expense	1,453,956	1,429,402

Total noninterest expense	6,921,581	7,031,362

Net income before income taxes	4,504,164	3,616,397

Income tax expense	1,721,284	1,368,786

Net income	2,782,880	2,247,611

Preferred stock dividends	(183,423)	(183,423)

Net income available to common stockholders	$2,599,457	$2,064,188

Basic earnings per common share	$0.73	$0.58

Diluted earnings per common share	$0.67	$0.54

Basic weighted average common shares outstanding	3,540,914	3,533,699

Diluted weighted average common shares outstanding	4,174,849	4,167,634

Dividends declared per common share	$0.18	$0.15

See Notes to Consolidated Financial Statements

Consolidated Statements of Comprehensive Income

For the years ended December 31, 2012 and 2011

	2012	2011
Net income	$2,782,880	$2,247,611

Other comprehensive income (loss):
Unrealized gains (losses) arising during the period	(4,397)	18,899
Tax expense (benefits) related to unrealized gains (losses)	1,851	(7,286)

Total other comprehensive income (loss)	(2,546)	11,613

Total comprehensive income	$2,780,334	$2,259,224

See Notes to Consolidated Financial Statements

Consolidated Statements of Changes in Stockholders’ Equity

For the years ended December 31, 2012 and 2011

	Preferred Stock	Common Stock		Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
	Amount	Shares	Amount
Balance, January 1, 2011	$3,868,807	3,206,495	$9,464,178	$15,380,083	$(68,913)	$28,644,155
Net income	—	—	—	2,247,611	—	2,247,611
Net change in unrealized gain (loss) on investment securities available for sale, net of income tax of $7,286	—	—	—	—	11,613	11,613
Common stock options exercised	—	9,269	18,825	—	—	18,825
Stock-based compensation, net of tax benefit	—	—	23,097	—	—	23,097
Dividends declared on Series A convertible preferred stock ($.63 per share)	—	—	—	(119,294)	—	(119,294)
Dividends declared on Series D convertible preferred stock ($.35 per share)	—	—	—	(64,129)	—	(64,129)
Common stock split effected in the form of a common stock dividend	—	321,576	2,508,296	(2,508,296)	—	—
Fractional share purchased	—	(616)	(4,808)	—	—	(4,808)
Dividends declared on common stock ($.15 per share)	—	—	—	(530,508)	—	(530,508)

Balance, December 31, 2011	3,868,807	3,536,724	12,009,588	14,405,467	(57,300)	30,226,562

Comprehensive income
Net income	—	—	—	2,782,880	—	2,782,880
Net change in unrealized gain (loss) on investment securities available for sale, net of income tax of $1,851	—	—	—	—	(2,546)	(2,546)
Common stock options exercised	—	6,260	30,111	—	—	30,111
Stock-based compensation, net of tax benefit	—	—	21,454	—	—	21,454
Dividends declared on Series A convertible preferred stock ($.63 per share)	—	—	—	(119,294)	—	(119,294)
Dividends declared on Series D convertible preferred stock ($.35 per share)	—	—	—	(64,129)	—	(64,129)
Dividends declared on common stock ($.18 per share)	—	—	—	(637,737)	—	(637,737)

Balance, December 31, 2012	$3,868,807	3,542,984	$12,061,153	$16,367,187	$(59,846)	$32,237,301

See Notes to Consolidated Financial Statements

Consolidated Statements of Cash Flows

For the years ended December 31, 2012 and 2011

	2012	2011
Cash flows from operating activities
Net income	$2,782,880	$2,247,611
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	244,363	253,530
Provision for loan losses	471,292	743,717
(Gain) loss on the sale of foreclosed assets	(95,394)	55,254
Write-downs on foreclosed assets	19,430	58,109
Stock-based compensation	21,454	23,097
(Gain) loss on disposal of property and equipment	(1,075)	16,282
Deferred income taxes	276,492	1,115,236
Amortization of premiums on securities, net of accretion of discounts	421	2,182
Changes in assets and liabilities:
Accrued income	(16,484)	(7,098)
Increase in cash surrender value of life insurance	(158,907)	(104,457)
Other assets	741,640	(275,369)
Accrued interest payable	(49,561)	(42,525)
Other liabilities	219,464	365,869

Net cash provided by operating activities	4,456,015	4,451,438

Cash flows from investing activities
Net increase in interest-bearing deposits with banks	(1,608,682)	(7,965,548)
Net increase in federal funds sold	(752)	(7,715)
Purchases of investment securities	(3,008,836)	(2,002,500)
Maturities of investment securities	2,007,592	1,524,923
Purchases of restricted equity securities	(2,170)	(75)
Redemption of restricted equity securities	73,600	131,700
Net (increase) decrease in loans	851,124	(5,160,673)
Proceeds from the sale of foreclosed assets	690,783	542,148
Proceeds from sale of property and equipment	1,075	935
Purchases of property and equipment	(218,800)	(113,565)
Purchases of Bank Owned Life Insurance	(1,750,000)	—

Net cash used in investing activities	(2,965,066)	(13,050,370)

Cash flows from financing activities
Net increase (decrease) in deposits	3,884,661	9,978,303
Maturities of long-term debt	(350,000)	(1,350,000)
Dividends paid on preferred stock	(183,550)	(172,705)
Dividends paid on common stock	(1,168,245)	—
Common stock options exercised	30,111	18,825
Purchase of fractional shares of common stock	—	(4,808)

Net cash provided by financing activities	2,212,977	8,469,615

Net (decrease) increase in cash and due from banks	3,703,926	(129,317)
Cash and due from banks, beginning	2,269,116	2,398,433

Cash and due from banks, ending	$5,973,042	$2,269,116

Continued

Consolidated Statements of Cash Flows, continued

For the years ended December 31, 2012 and 2011

	2012	2011
Supplemental disclosures
Interest paid	$1,720,699	$2,158,779

Income taxes paid	$918,821	$761,998

Loans transferred to foreclosed properties	$546,225	$764,997

Cash dividends declared but not paid	$46,106	$576,741

Common stock shares surrendered in cashless exchange	—	1,103

See Notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements

Note 1.	Organization and Summary of Significant Accounting Policies

Organization

Surrey Bancorp (the “Company”) began operation on May 1, 2003, and was created for the purpose of acquiring all the outstanding shares of common stock of Surrey Bank & Trust. Shareholders of the Bank received six shares of Surrey Bancorp common shares for every five shares of Surrey Bank & Trust common shares owned. The Company is subject to regulation by the Federal Reserve.

Surrey Bank & Trust (the “Bank”) was organized and incorporated under the laws of the State of North Carolina on July 15, 1996, and commenced operations on July 22, 1996. The Bank currently serves Surry County, North Carolina and Patrick County, Virginia and surrounding areas through five banking offices. As a state chartered bank, which is not a member of the Federal Reserve, the Bank is subject to regulation by the State of North Carolina Banking Commission and the Federal Deposit Insurance Corporation.

Surrey Investment Services, Inc. (“Subsidiary”) was organized and incorporated under the laws of the State of North Carolina on February 10, 1998. The subsidiary provides insurance services through SB&T Insurance and investment advice and brokerage services through LPL Financial.

On July 31, 2000, Surrey Bank & Trust formed Freedom Finance, LLC (originally named Friendly Finance, LLC) a subsidiary operation specializing in the purchase of sales finance contracts from local automobile dealers.

The accounting and reporting policies of the Company and subsidiaries follow U.S. generally accepted accounting principles and general practices within the financial services industry. Following is a summary of the more significant policies.

Critical Accounting Policies

Management believes the policies with respect to the methodology for the determination of the allowance for loan losses, and asset impairment judgments, including the recoverability of intangible assets involve a higher degree of complexity and require management to make difficult and subjective judgments which often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could cause reported results to differ materially. These critical policies and their application are periodically reviewed with the Audit Committee and the Board of Directors.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, the Bank, and Subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan and foreclosed real estate losses, management obtains independent appraisals for significant properties.

Notes to Consolidated Financial Statements

Note 1.	Organization and Summary of Significant Accounting Policies, continued

Use of Estimates, continued

Substantially, all of the Company’s loan portfolio consists of loans in its market area. Accordingly, the ultimate collectability of a substantial portion of the Company’s loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions. The regional economy is diverse, but influenced to an extent by the manufacturing and agricultural segments.

While management uses available information to recognize loan and foreclosed real estate losses, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as a part of their routine examination process, periodically review the Company’s allowances for loan and foreclosed real estate losses. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examinations. Because of these factors, it is reasonably possible that the allowances for loan and foreclosed real estate losses may change materially in the near term.

Cash and Due from Banks

For the purpose of presentation in the statement of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption “cash and due from banks.”

Interest-bearing Deposits with Banks

Interest-bearing deposits with banks mature within one year and are carried at cost. These deposits are primarily at the Federal Home Loan Bank of Atlanta, which sweeps excess funds out nightly and invests the funds in accounts that pay a daily rate that mirrors the federal funds rate, and the Federal Reserve Bank. Other deposits included in this category are short-term certificates of deposit issued through the Certificate of Deposit Account Registry Service (“CDARS”).

Trading Securities

The Company does not hold securities for short-term resale and therefore does not maintain a trading securities portfolio.

Securities Held to Maturity

Bonds, notes, and debentures for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity or to call dates. No securities held by the Company for the periods presented were classified as held to maturity.

Securities Available for Sale

Available for sale securities are reported at fair value and consist of bonds, notes, debentures, and certain equity securities not classified as trading securities or as held to maturity securities.

Unrealized holding gains and losses, net of tax, on available for sale securities are reported as a net amount in a separate component of stockholders’ equity. Realized gains and losses on the sale of available for sale securities are determined using the specific-identification method and are recorded on a trade-date basis. Premiums and discounts are recognized in interest income using the interest method over the period to maturity or to call dates.

Notes to Consolidated Financial Statements

Note 1.	Organization and Summary of Significant Accounting Policies, continued

Securities Available for Sale, continued

Declines in the fair value of individual held to maturity and available for sale securities below cost that are other than temporary are reflected as write-downs of the individual securities to fair value. Related write-downs are included in earnings as realized losses. In determining whether other than temporary impairment exists, management considers many factors, including (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and the ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Loans Held for Sale

Government guaranteed loans originated in the normal course of business are sometimes sold into the secondary market. These sales are of the guaranteed portion of the loans only. Loans that carry variable rates, which eliminate the market risk to the Bank, are carried at cost. Fixed rate loans are carried the lower of cost or market.

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal amount adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan using the interest method. Discounts and premiums on any purchased residential real estate loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Discounts and premiums on any purchased consumer loans are recognized over the expected lives of the loans using methods that approximate the interest method.

Interest is accrued and credited to income based on the principal amount outstanding. The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When the interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. Payments received on nonaccrual loans are first applied to principal and any residual amounts are then applied to interest. When facts and circumstances indicate the borrower has regained the ability to meet the required payments, the loan is returned to accrual status. Past due loans are determined on the basis of contractual terms.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-impaired loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Notes to Consolidated Financial Statements

Note 1.	Organization and Summary of Significant Accounting Policies, continued

Allowance for Loan Losses, continued

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

Property and Equipment

Land is carried at cost. Premises, furniture and equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed principally by the straight-line method over the following estimated useful lives:

Years
Buildings and improvements	10-40
Furniture and equipment	3-25

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at the lower of the investment in the loan or fair value less anticipated cost to sell at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management, and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in foreclosed asset expense.

Goodwill

Goodwill consists of premiums paid on acquisitions of insurance agencies. Goodwill is evaluated for impairment on an annual basis. Any impairment is charged against income in the period of impairment.

Employee Benefit Plans

The Company has a defined contribution plan qualifying under IRS Code Section 401(k). Employee contributions are matched by the Company up to the first six percent of an employee’s contribution. The Company match is expensed as incurred.

The Company has a noncontributory, nonqualified supplemental executive retirement plan (“SERP”) covering certain executive employees. The plan calls for monthly payments payable for the life of the executive, generally beginning at the age of 65. The SERP costs, which are actuarially determined and recorded on an unfunded basis, are charged to current operations and credited to a liability account on the consolidated balance sheets.

The Company has a deferred compensation plan under which directors may elect to defer their directors’ fees. Participating directors receive an additional 30% matching contribution from the Company. Benefit payments are paid for a specific number of years, generally beginning at age 65. The deferred compensation cost, including the Company’s matching contribution, are charged to current operations and credited to a liability account on the consolidated balance sheets.

Notes to Consolidated Financial Statements

Note 1.	Organization and Summary of Significant Accounting Policies, continued

Stock-based Compensation

The Company accounts for stock-based compensation in accordance with the provisions of Financial Accounting Standards Board (“FASB”) ASC (“Accounting Standards Codification”) 718, Compensation – Stock Compensation. Under the fair value recognition provisions of this statement, stock-based compensation is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is the vesting period.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Income Taxes

Provision for income taxes is based on amounts reported in the statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and consists of taxes currently due plus deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Deferred income tax liability relating to unrealized appreciation (or the deferred tax asset in the case of unrealized depreciation) on investment securities available for sale is recorded in other liabilities (assets). Such unrealized appreciation or depreciation is recorded as an adjustment to equity in the financial statements and not included in income determination until realized. Accordingly, the resulting deferred income tax liability or asset is also recorded as an adjustment to equity.

Basic Earnings per Common Share

Basic earnings per common share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period, after giving retroactive effect to stock splits and dividends.

Diluted Earnings per Common Share

The computation of diluted earnings per common share is similar to the computation of basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued. The numerator is adjusted for any changes in income that would result from the assumed conversion of those potential common shares.

Notes to Consolidated Financial Statements

Note 1.	Organization and Summary of Significant Accounting Policies, continued

Comprehensive Income

Comprehensive income consists of net income plus certain other changes in assets and liabilities that are reported as separate components of stockholders’ equity rather than as income or expense.

Advertising Cost

The Company incurred marketing and advertising cost of $107,110 and $105,571 for the years ended December 31, 2012 and 2011, respectively. The amounts are expensed as incurred and included in the statements of income under other expense.

Off-Balance Sheet Credit Related Financial Instruments

In the ordinary course of business, the Company has entered into commitments to extend credit, including commitments under line of credit arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded when they are funded.

Fair Value of Financial Instruments

FASB ASC 820, Fair Value Measurement and Disclosure, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Certain financial instruments and all nonfinancial instruments are excluded from disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

Reclassification

Certain reclassifications have been made to the prior years’ financial statements to place them on a comparable basis with the current year. Net income and stockholders’ equity previously reported were not affected by these reclassifications.

Recent Accounting Pronouncements

The following is a summary of recent authoritative pronouncements:

In September 2011, the Intangibles topic was amended to permit an entity to consider qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. These amendments were effective for the Company on January 1, 2012 and had no impact on the financial statements.

In April 2011 the FASB issued ASU (“Accounting Standards Update”) 2011-02 to assist creditors with their determination of when a restructuring is a Troubled Debt Restructuring (“TDR”). The determination is based on whether the restructuring constitutes a concession and whether the debtor is experiencing financial difficulties as both events must be present. The new guidance was effective for the Company beginning January 1, 2012 and did not have a material effect on the Company’s TDR determinations.

Notes to Consolidated Financial Statements

Note 1.	Organization and Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements, continued

In April 2011, the criteria used to determine effective control of transferred assets in the Transfers and Servicing topic of the ASC was amended by ASU 2011-03. The requirement for the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms and the collateral maintenance implementation guidance related to that criterion were removed from the assessment of effective control. The other criteria to assess effective control were not changed. The amendments were effective for the Company on January 1, 2012 and had no effect on the financial statements.

ASU 2011-04 was issued in May 2011 to amend the Fair Value Measurement topic of the ASC by clarifying the application of existing fair value measurement and disclosure requirements and by changing particular principles or requirements for measuring fair value or for disclosing information about fair value measurements. The amendments were effective for the Company beginning January 1, 2012 and have been included in Note 8.

The Comprehensive Income topic of the ASC was amended in September 2011. The amendment eliminates the option to present other comprehensive income as a part of the statement of changes in stockholders’ equity and requires consecutive presentation of the statement of net income and other comprehensive income. The amendments were applicable to the Company on January 1, 2012 and have been applied retrospectively. In December 2011, the topic was further amended to defer the effective date of presenting reclassification adjustments from other comprehensive income to net income on the face of the financial statements. Companies should continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect prior to the amendments while FASB redeliberates future requirements.

The FASB amended the Comprehensive Income topic of the ASC in February 2013. The amendments addresses reporting of amounts reclassified out of accumulated other comprehensive income. Specifically, the amendments do not change the current requirements for reporting net income or other comprehensive income in financial statements. However, the amendments do require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, in certain circumstances an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income. The amendments will be effective for the Company on a prospective basis for reporting periods beginning after December 15, 2012. Early adoption is permitted. The Company does not expect these amendments to have a material effect on its financial statements.

In July 2012, the Intangibles topic was amended to permit an entity to consider qualitative factors to determine whether it is more likely than not that indefinite-lived intangible assets are impaired. If it is determined to be more likely than not that indefinite-lived intangible assets are impaired, then the entity is required to determine the fair value of the indefinite-lived intangible asset and perform the quantitative impairment test by comparing the fair value with the carrying amount. The amendments are effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted. The amendments are not expected to have a material effect on the Company’s financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

Note 2.	Restrictions on Cash

To comply with banking regulations, the Company is required to maintain certain average cash reserve balances. The daily average cash reserve requirement was approximately $1,453,000 and $1,391,000 for the periods including December 31, 2012 and 2011, respectively.

Notes to Consolidated Financial Statements

Note 3.	Securities

Debt and equity securities have been classified in the balance sheets according to management’s intent. The amortized costs of securities available for sale and their approximate fair values at December 31, 2012 and 2011 follow:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
2012
Government-sponsored enterprises	$2,500,000	$4,875	$—	$2,504,875
Mortgage-backed securities	41,659	1,316	—	42,975
Corporate bonds	550,000	—	107,250	442,750
Equities and mutual funds	508,836	3,416	—	512,252

	$3,600,495	$9,607	$107,250	$3,502,852

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
2011
Government-sponsored enterprises	$2,000,374	$4,311	$—	$2,004,685
Mortgage-backed securities	49,298	1,443	—	50,741
Corporate bonds	550,000	—	99,000	451,000

	$2,599,672	$5,754	$99,000	$2,506,426

Restricted equity securities were $738,324 and $809,754 at December 31, 2012 and 2011, respectively. Restricted equity securities primarily consist of investments in stock of the Federal Home Loan Bank of Atlanta (“FHLB”) and Community Bankers Bank (“CBB”). These investments are carried at cost. The FHLB requires financial institutions to make equity investments in the FHLB in order to borrow money. The Company is required to hold that stock so long as it borrows from the FHLB. CBB stock is classified as restricted due to the transfer restrictions placed on the ownership of the stock by the issuer.

At December 31, 2012 and 2011, substantially all government-sponsored enterprises securities were pledged as collateral on public deposits and for other purposes as required or permitted by law. The mortgage-backed securities were pledged to the FHLB.

Maturities of mortgage-backed bonds are stated based on contractual maturities. Actual maturities of these bonds may vary as the underlying mortgages are prepaid. The investment in equities and mutual funds by nature have no maturity date and are classified as due in one year or less.

The scheduled maturities of securities (all available for sale) at December 31, 2012, were as follows:

	Amortized Cost	Fair Value
Due in one year or less	$508,836	$512,252
Due after one year through five years	2,500,000	2,504,875
Due after five years through ten years	578,834	472,405
Due after ten years	12,825	13,320

	$3,600,495	$3,502,852

For the year ended December 31, 2012, the Company had realized gains from the sale of investment securities totaling $700. There were no realized gains or losses in 2011. All debt securities were held to their scheduled maturity dates or call date.

Notes to Consolidated Financial Statements

Note 3.	Securities, continued

The following tables show investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position, at December 31, 2012 and 2011. These unrealized losses on investment securities are a result of volatility in interest rates and relate to corporate bonds issued by other banks at December 31, 2012 and 2011.

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
2012
Corporate bonds	$—	$—	$442,750	$107,250	$442,750	$107,250

	$—	$—	$442,750	$107,250	$442,750	$107,250

2011
Corporate bonds	$—	$—	$451,000	$99,000	$451,000	$99,000

	$—	$—	$451,000	$99,000	$451,000	$99,000

Management considers the nature of the investment, the underlying causes of the decline in the market value and the severity and duration of the decline in market value in determining if impairment is other than temporary. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Based upon this evaluation, there are two securities in the portfolio with unrealized losses for a period greater than 12 months. We have analyzed each individual security for Other Than Temporary Impairment (“OTTI”) purposes by reviewing delinquencies, loan-to-value ratios, and credit quality and concluded that all unrealized losses presented in the tables above are not related to an issuer’s financial condition but are due to changes in the level of interest rates and no declines are deemed to be other than temporary in nature.

Note 4.	Loans Receivable

The major components of loans in the balance sheets at December 31, 2012 and 2011 are below.

	2012	2011
Commercial and industrial	$75,914,072	$73,756,422
Real estate:
Construction and land development	4,873,512	6,213,443
Residential, 1-4 families	36,091,051	39,499,189
Residential, 5 or more families	1,676,449	2,214,365
Farmland	2,284,155	2,722,872
Nonfarm, nonresidential	48,993,867	47,867,333
Agricultural	147,860	29,493
Consumer, net of discounts of $17,764 in 2012 and $21,742 in 2011	6,703,363	7,041,846
Other	3,000	—

	176,687,329	179,344,963
Net, deferred loan origination costs (fees)	293,334	(18,176)

	176,980,663	179,326,787
Allowance for loan losses	(3,403,098)	(3,880,581)

	$173,577,565	$175,446,206

Net, deferred loan origination cost (fees) changed from net deferred fees of $18,176 at December 31, 2011 to net, deferred cost of $293,334 at December 31, 2012. The increase in deferred cost in 2012 primarily resulted from the Bank paying government guarantee fees on certain guaranteed loan originations as opposed to the cost being paid by the borrower. In exchange the Bank received rate concessions to compensate for the added cost.

Residential, 1-4 family loans pledged as collateral against FHLB advances approximated $17,765,000 and $19,112,000 at December 31, 2012 and 2011, respectively.

Notes to Consolidated Financial Statements

Note 5.	Allowance for Loan Losses

The allocation of the allowance for loan losses by loan components at December 31, 2012 and 2011 was as follows:

	Construction & Development	1-4 Family Residential	Nonfarm, Nonresidential	Commercial and Industrial	Consumer	Other	Total
2012

Allowance for credit losses:
Beginning balance	$103,200	$836,860	$865,854	$1,808,260	$210,807	$55,600	$3,880,581
Charge-offs	(7,286)	(298,012)	(21,831)	(710,645)	(165,914)	—	(1,203,688)
Recoveries	379	872	84,340	150,462	18,860	—	254,913
Provision	(9,993)	128,980	(126,364)	356,433	135,036	(12,800)	471,292

Ending balance	$86,300	$668,700	$801,999	$1,604,510	$198,789	$42,800	$3,403,098

Ending balance: individually evaluated for impairment	$—	$—	$319,699	$195,410	$—	$—	$515,109

Ending balance: collectively evaluated for impairment	$86,300	$668,700	$482,300	$1,409,100	$198,789	$42,800	$2,887,989

Ending balance: loans acquired with deteriorated credit quality	$—	$—	$—	$—	$—	$—	$—

Loans Receivable:
Ending balance	$4,873,512	$36,091,051	$48,993,867	$75,914,072	$6,703,363	$4,111,464	$176,687,329

Ending balance: individually evaluated for impairment	$86,567	$284,884	$3,185,880	$2,373,175	$—	$195,989	$6,126,495

Ending balance: collectively evaluated for impairment	$4,786,945	$35,806,167	$45,807,987	$73,540,897	$6,703,363	$3,915,475	$170,560,834

Ending balance: loans acquired with deteriorated credit quality	$—	$—	$—	$—	$—	$—	$—

2011

Allowance for credit losses:
Beginning balance	$118,797	$1,696,068	$1,199,292	$3,411,403	$205,662	$52,700	$6,683,922
Charge-offs	(27,468)	(1,221,990)	(270,848)	(2,257,627)	(56,414)	—	(3,834,347)
Recoveries	996	62,368	109,046	90,811	24,068	—	287,289
Provision	10,875	300,414	(171,636)	563,673	37,491	2,900	743,717

Ending balance	$103,200	$836,860	$865,854	$1,808,260	$210,807	$55,600	$3,880,581

Ending balance: individually evaluated for impairment	$—	$83,460	$280,454	$449,260	$—	$—	$813,174

Ending balance: collectively evaluated for impairment	$103,200	$753,400	$585,400	$1,359,000	$210,807	$55,600	$3,067,407

Ending balance: loans acquired with deteriorated credit quality	$—	$—	$—	$—	$—	$—	$—

Loans Receivable:
Ending balance	$6,213,443	$39,499,189	$47,867,333	$73,756,422	$7,041,846	$4,966,730	$179,344,963

Ending balance: individually evaluated for impairment	$92,504	$705,326	$3,627,890	$3,160,174	$10,452	$—	$7,596,346

Ending balance: collectively evaluated for impairment	$6,120,939	$38,793,863	$44,239,443	$70,596,248	$7,031,394	$4,966,730	$171,748,617

Ending balance: loans acquired with deteriorated credit quality	$—	$—	$—	$—	$—	$—	$—

Notes to Consolidated Financial Statements

Note 5.	Allowance for Loan Losses, continued

The following table presents loans individually evaluated for impairment by class of loan as of December 31, 2012 and 2011:

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
2012
With no related allowance recorded:
Construction and development	$86,567	$86,567	$—	$87,668	$4,898
1-4 family residential	284,884	284,884	—	287,802	19,798
Nonfarm, nonresidential	1,381,111	1,381,111	—	1,396,123	81,741
Commercial and industrial	1,372,796	1,547,284	—	1,312,662	67,194
Consumer	—	—	—	—	—
Other loans	195,989	195,989	—	199,895	18,025

	3,321,347	3,495,835	—	3,284,150	191,656

With an allowance recorded:
Construction and development	$—	$—	$—	$—	$—
1-4 family residential	—	—	—	—	—
Nonfarm, nonresidential	1,804,769	1,826,600	319,699	1,813,156	70,705
Commercial and industrial	1,000,379	1,000,379	195,410	1,006,640	39,320
Consumer	—	—	—	—	—
Other loans	—	—	—	—	—

	2,805,148	2,826,979	515,109	2,819,796	110,025

Combined:
Construction and development	$86,567	$86,567	$—	$87,668	$4,898
1-4 family residential	284,884	284,884	—	287,802	19,798
Nonfarm, nonresidential	3,185,880	3,207,711	319,699	3,209,279	152,446
Commercial and industrial	2,373,175	2,547,663	195,410	2,319,302	106,514
Consumer	—	—	—	—	—
Other loans	195,989	195,989	—	199,895	18,025

	$6,126,495	$6,322,814	$515,109	$6,103,946	$301,681

2011
With no related allowance recorded:
Construction and development	$92,504	$92,504	$—	$92,504	$4,398
1-4 family residential	469,514	502,598	—	504,456	20,970
Nonfarm, nonresidential	1,548,288	1,711,019	—	1,720,582	90,633
Commercial and industrial	1,526,985	1,701,473	—	1,679,148	99,979
Consumer	10,452	10,452	—	6,753	6,738
Other loans	—	—	—	—	—

	3,647,743	4,018,046	—	4,003,443	222,718

With an allowance recorded:
Construction and development	$—	$—	$—	$—	$—
1-4 family residential	235,812	235,812	83,460	236,822	13,693
Nonfarm, nonresidential	2,079,602	2,079,602	280,454	2,079,917	109,936
Commercial and industrial	1,633,189	1,633,189	449,260	1,843,975	97,007
Consumer	—	—	—	—	—
Other loans	—	—	—	—	—

	3,948,603	3,948,603	813,174	4,160,714	220,636

Combined:
Construction and development	$92,504	$92,504	$—	$92,504	$4,398
1-4 family residential	705,326	738,410	83,460	741,278	34,663
Nonfarm, nonresidential	3,627,890	3,790,621	280,454	3,800,499	200,569
Commercial and industrial	3,160,174	3,334,662	449,260	3,523,123	196,986
Consumer	10,452	10,452	—	6,753	6,738
Other loans	—	—	—	—	—

	$7,596,346	$7,966,649	$813,174	$8,164,157	$443,354

Notes to Consolidated Financial Statements

Note 5.	Allowance for Loan Losses, continued

Nonperforming loans and impaired loans are defined differently. As such, some loans may be included in both categories, whereas other loans may only be included in one category. The following presents by class, an aging analysis of the recorded investment in loans.

	30-59 Days Past Due	60-89 Days Past Due	90 Days Plus Past Due	Total Past Due	Current	Total Financing Receivables	Recorded Investment > 90 Days and Accruing
2012
Construction and development	$73,572	$—	$—	$73,572	$4,799,940	$4,873,512	$—
1-4 family residential	380,731	—	324,357	705,088	35,385,963	36,091,051	292,583
Nonfarm, nonresidential	711,408	197,479	386,160	1,295,047	47,698,820	48,993,867	—
Commercial and industrial	256,672	53,391	429,226	739,289	75,174,783	75,914,072	377,494
Consumer	172,379	28,922	13,643	214,944	6,488,419	6,703,363	13,643
Other loans	—	—	—	—	4,111,464	4,111,464	—

Total	$1,594,762	$279,792	$1,153,386	$3,027,940	$173,659,389	$176,687,329	$683,720

Percentage of total loans	0.90%	0.16%	0.65%	1.71%	98.29%	100.00%

Non-accruals included above
Construction and development	$73,572	$—	$—	$73,572	$12,995	$86,567
1-4 family residential	84,838	—	31,775	116,613	359,129	475,742
Nonfarm, nonresidential	—	89,322	386,160	475,482	1,690,633	2,166,115
Commercial and industrial	—	—	51,731	51,731	760,662	812,393
Consumer	1,612	—	—	1,612	2,306	3,918
Other loans	—	—	—	—	195,990	195,990

	$160,022	$89,322	$469,666	$719,010	$3,021,715	$3,740,725

2011
Construction and development	$273,412	$23,727	$—	$297,139	$5,916,304	$6,213,443	$—
1-4 family residential	621,656	77,631	72,774	772,061	38,727,128	39,499,189	—
Nonfarm, nonresidential	98,922	119,046	—	217,968	47,649,365	47,867,333	—
Commercial and industrial	764,276	56,117	218,516	1,038,909	72,717,513	73,756,422	44,543
Consumer	170,447	229,368	15,790	415,605	6,626,241	7,041,846	5,338
Other loans	—	—	—	—	4,966,730	4,966,730	-

Total	$1,928,713	$505,889	$307,080	$2,741,682	$176,603,281	$179,344,963	$49,881

Percentage of total loans	1.08%	0.28%	0.17%	1.53%	98.47%	100.00%

Non-accruals included above
Construction and development	$—	$—	$—	$—	$92,504	$92,504
1-4 family residential	92,736	217,814	72,774	383,324	322,003	705,327
Nonfarm, nonresidential	—	—	—	—	2,517,311	2,517,311
Commercial and industrial	—	—	173,973	173,973	895,643	1,069,616
Consumer	—	—	10,452	10,452	—	10,452
Other loans	—	—	—	—	—	—

	$92,736	$217,814	$257,199	$567,749	$3,827,461	$4,395,210

Loans over 90 days past due and still accruing of $683,720 at December 31, 2012 consist of four loans which are secured loans less than 120 days past due. The commercial loan over 90 days past due and still accruing carries a government guarantee of $339,744. The loan guarantee pays up to 120 days of interest on a loan that subsequently defaults.

Notes to Consolidated Financial Statements

Note 5.	Allowance for Loan Losses, continued

Credit Quality Indicators:

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. Loans classified as substandard or special mention are reviewed quarterly by the Company for further deterioration or improvement to determine if appropriately classified and impairment, if any. All other loans greater than $500,000, commercial lines greater than $250,000 and personal lines of credit greater than $100,000, and unsecured loans greater than $100,000 are specifically reviewed at least annually to determine the appropriate loan grading. In addition, during the renewal process of any loan, as well as when a loan becomes past due, the Company evaluates the loan grade.

Loans excluded from the scope of the annual review process above are generally classified as pass credits until: (a) they become past due; (b) management becomes aware of deterioration in the credit worthiness of the borrower; or (c) the customer contacts the Company for a modification. In these circumstances, the loan is specifically evaluated for potential classification as to special mention, substandard or even charged off. The Company uses the following definitions for risk ratings:

Special Mention. Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

Substandard. Loans classified as substandard are inadequately protected by the current net worth and payment capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Notes to Consolidated Financial Statements

Note 5.	Allowance for Loan Losses, continued

Loans by credit quality indicator are provided in the following table.

	Total	Pass Credits	Special Mention	Substandard	Doubtful
December 31, 2012
Construction and development	$4,873,512	$4,786,945	$86,567	$—	$—
1-4 family residential	36,091,051	35,755,061	335,990	—	—
Nonfarm, nonresidential	48,993,867	47,500,758	1,230,275	262,834	—
Commercial and industrial	75,914,072	74,878,901	1,035,171	—	—
Consumer	6,703,363	6,696,475	6,888	—	—
Other loans	4,111,464	3,915,474	195,990	—	—

	$176,687,329	$173,533,614	$2,890,881	$262,834	$—

	100.0%	98.2%	1.6%	0.2%	—%

Guaranteed portion of loans
Construction and development	$—	$—	$—	$—	$—
1-4 family residential	752,677	752,677	—	—	—
Nonfarm, nonresidential	19,855,775	19,654,773	201,002	—	—
Commercial and industrial	22,001,515	21,354,422	647,093	—	—
Consumer	—	—	—	—	—
Other loans	508,363	508,363	—	—	—

	$43,118,330	$42,270,235	$848,095	$—	$—

	Total	Pass Credits	Special Mention	Substandard	Doubtful
December 31, 2011
Construction and development	$6,213,443	$6,120,939	$92,504	$—	$—
1-4 family residential	39,499,189	38,839,069	660,120	—	—
Nonfarm, nonresidential	47,867,333	46,159,505	1,071,939	635,889	—
Commercial and industrial	73,756,422	72,268,150	1,488,272	—	—
Consumer	7,041,846	7,039,155	411	2,280	—
Other loans	4,966,730	4,966,730	—	—	—

	$179,344,963	$175,393,548	$3,313,246	$638,169	$—

	100.0%	97.8%	1.8%	0.4%	—%

Guaranteed portion of loans
Construction and development	$—	$—	$—	$—	$—
1-4 family residential	917,633	917,633	—	—	—
Nonfarm, nonresidential	13,213,135	13,213,135	—	—	—
Commercial and industrial	24,244,422	23,403,800	840,622	—	—
Consumer	—	—	—	—	—
Other loans	542,761	542,761	—	—	—

	$38,917,951	$38,077,329	$840,622	$—	$—

Notes to Consolidated Financial Statements

Note 5.	Allowance for Loan Losses, continued

	For the year ended December 31, 2012			For the year ended December 31, 2011
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Troubled Debt Restructurings
Construction and development	1	$237,883	$237,883	1	$16,172	$16,172
1-4 Family residential	1	113,743	116,438	4	257,298	224,214
Nonfarm, nonresidential	1	96,028	96,028	7	2,201,519	2,038,788
Commercial and industrial	2	343,060	343,060	11	1,660,797	1,486,309

During the year ended December 31, 2012, the Bank modified five loans that were considered to be troubled debt restructurings. The terms for these loans were extended. The interest rate was lowered on one loan.

During the year ended December 31, 2011, the Bank modified 23 loans that were considered to be troubled debt restructurings. We extended the terms for 16 of these loans and the interest rate was lowered for four of these loans. Three other loans were demanded due to default.

	For the year ended December 31, 2012		For the year ended December 31, 2011
	Number of Contracts	Recorded Investment	Number of Contracts	Recorded Investment
Troubled Debt Restructurings That Subsequently Defaulted During the Period:
Construction and development	—	$—	—	$—
1-4 Family residential	—	—	3	193,301
Nonfarm, nonresidential	1	262,832	1	337,084
Commercial and industrial	—	—	4	1,094,181

During the year ended December 31, 2012, one loan that had previously been restructured, was in default. During the year ended December 31, 2011, eight loans that had previously been restructured, were in default.

In the determination of the allowance for loan losses, management considers troubled debt restructurings and subsequent defaults in these restructurings by adjusting the loan grades of such loans, which influence the environmental factors associated with the allowance. Defaults resulting in charge-offs affect the historical loss experience ratios which are a component of the allowance calculation. Additionally, specific reserves may be established on restructured loans evaluated individually.

Note 6.	Loan Servicing

The Company occasionally sells the guaranteed portion of certain government guaranteed loans in the secondary market. The Company continues to service these loans that totaled $7,603,644 and $9,837,038 at December 31, 2012 and 2011, respectively. The Company recognizes a servicing rights asset upon the sale of SBA for which the Company retains the underlying servicing obligation. Servicing rights assets are initially measured at fair value and amortized to expense over the estimated life of the servicing obligation. As of December 31, 2012, our SBA servicing rights asset was not material. The fair value of servicing rights is determined at the date of sale of the underlying loan using the present value of estimated future net servicing income using assumptions that market participants use in their valuation estimates. The Company presents its servicing rights assets gross at the lower of cost or fair value in the Consolidated Balance Sheets. Servicing rights are included in other assets in the Consolidated Balance Sheets.

Notes to Consolidated Financial Statements

Note 6.	Loan Servicing, continued

The following table presents a rollforward of loan servicing rights for the years 2012 and 2011 and shows that the loan servicing rights are classified as Level 3 as discussed above.

	Level 3
	2012	2011
	Fair Value	Fair Value
Balance, January 1	$92,682	$94,878
Capitalized	—	—
Amortization included in other income	(29,665)	(2,196)

Balance, December 31	$63,017	$92,682

Note 7.	Property and Equipment

Components of property and equipment and total accumulated depreciation at December 31, 2012 and 2011 are as follows:

	2012	2011
Land and improvements	$1,625,879	$1,594,329
Buildings and improvements	3,845,457	3,845,457
Furniture and equipment	2,614,801	2,491,197

	8,086,137	7,930,983
Less accumulated depreciation	(3,542,399)	(3,361,682)

	$4,543,738	$4,569,301

Depreciation expense amounted to $244,363, and $253,530 for the years ended December 31, 2012 and 2011, respectively.

The Company’s West Pine Street branch is leased under a five-year operating lease at a monthly rental of $2,215. The lease expires March 31, 2015. The Company has the option to renew the lease for two additional five-year terms. Each five-year term will carry a 12.5% increase in the monthly rental over the previous five-year term. In addition, the Company rents space for a loan production office under a one-year operating lease at a monthly rental of $900. The Company has the option to renew the lease for two additional six-month terms. Rental expense was $31,078 and $26,578 for 2012 and 2011, respectively.

Pursuant to the terms of non-cancelable lease agreements in effect at December 31, 2012, and leases expected to renew, pertaining to banking premises and equipment, future minimum rent commitments under various operating leases are as follows:

2013	$37,378
2014	27,478
2015	29,070
2016	29,900
2017	29,900

$153,726

Notes to Consolidated Financial Statements

Note 8.	Deposits

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2012 and 2011, was $33,247,833 and $40,991,784, respectively. At December 31, 2012, the scheduled maturities of total time deposits are as follows:

2013	$54,918,967
2014	17,059,096
2015	5,289,162
2016	5,315,198
2017	3,298,020

$85,880,443

Note 9.	Short-Term Debt

Short-term debt consists of Federal Home Loan Bank advances that have original maturities of 12 months or less, federal funds purchased and securities sold under agreements to repurchase, which generally mature within one to four days from the transaction date. Additional information at December 31, 2012 and 2011 and for the periods then ended is summarized below:

	2012	2011
Outstanding balance at December 31	$—	$—

Year-end weighted average rate	—%	—%

Daily average outstanding during the year	$15,412	$—

Average rate for the year	0.97%	—

Maximum outstanding at any month-end during the year	$—	$—

Lines of Credit

The Company has established various credit facilities to provide additional liquidity if and as needed. These include unsecured lines of credit with correspondent banks totaling $25,500,000 and a secured line of credit with the Federal Home Loan Bank of Atlanta of approximately $12,756,000. At December 31, 2012, there were no amounts outstanding on the unsecured lines with correspondent banks. Advances due to the Federal Home Loan Bank of Atlanta on the secured line of credit at December 31, 2012 and 2011 amounted to $7,750,000 and $8,100,000, respectively.

Note 10.	Federal Home Loan Bank Advances

The Company’s Federal Home Loan Bank advances include instruments bearing fixed rates ranging from 2.94% to 4.95%. The weighted average rate of all long-term debt at December 31, 2012 and December 31, 2011 was 3.73% and 3.77%, respectively. Collateral consists of eligible real estate, 1-4 family first and second lien and revolving residential real estate loans and certain investment securities. The contractual maturities of long-term debt are as follows:

2013	$—
2014	1,500,000
2015	3,500,000
2016	1,000,000
2017	1,750,000

$7,750,000

Notes to Consolidated Financial Statements

Note 11.	Fair Value

The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Securities available for sale, servicing rights, trading securities and derivatives, if present, are recorded at fair value on a recurring basis. Additionally, from time to time, the Company may be required to record at fair value other assets on a nonrecurring basis, such as loans held for sale, loans held for investment and foreclosed properties. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.

Fair Value Hierarchy

Under the Fair Value Measurements and Disclosures Topic of FASB ASC, the Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

Level 1	Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2	Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3	Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

Following is a description of valuation methodologies used for assets and liabilities recorded at fair value.

Investment Securities Available for Sale

Investment securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange, U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets and money market funds. Level 2 securities include mortgage-backed securities issued by government sponsored entities, municipal bonds and corporate debt securities. Securities classified as Level 3 include asset-backed securities in less liquid markets.

Loans

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures the impairment in accordance with the Receivables Topic of the FASB ASC. The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2012 and 2011, substantially all of the total impaired loans were evaluated based on the fair value of the collateral and discounted cash flows. In accordance with the Fair Value and Measurement Topic of the FASB ASC, impaired loans, where an allowance is established based on the fair value of collateral; require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3.

Notes to Consolidated Financial Statements

Note 11.	Fair Value, continued

Servicing Assets

A valuation of loan servicing rights is performed on an individual basis due to the small number of loans serviced. Loans are evaluated on a discounted earnings basis to determine the present value of future earnings. The present value of the future earnings is the estimated market value for the loan, calculated using consensus assumptions that a third party purchaser would utilize in evaluating a potential acquisition of the servicing. As such, the Company classifies loan servicing rights as Level 3.

Foreclosed Assets

Foreclosed assets are recorded at the lower of investment in the loan or fair value upon transfer of the loans to foreclosed assets. Subsequently, foreclosed assets are carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral.

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

The table below presents the recorded amount of assets and liabilities measured at fair value on a recurring basis.

(in thousands)
December 31, 2012	Total	Level 1	Level 2	Level 3
Government-sponsored enterprises	$2,505	$—	$2,505	$—
Mortgage-backed securities	43	—	43	—
Corporate bonds	443	—	—	443
Equities and mutual funds	512	512	—	—
Servicing assets	63	—	—	63

Total assets at fair value	$3,566	$512	$2,548	$506

Total liabilities at fair value	$—	$—	$—	$—

(in thousands)
December 31, 2011	Total	Level 1	Level 2	Level 3
Government-sponsored enterprises	$2,004	$—	$2,004	$—
Mortgage-backed securities	51	—	51	—
Corporate bonds	451	—	—	451
Servicing assets	93	—	—	93

Total assets at fair value	$2,599	$—	$2,055	$544

Total liabilities at fair value	$—	$—	$—	$—

The changes in Level 3 assets measured at fair value on a recurring basis were:

	2012	2011
(in thousands)
Corporate Bonds-Available for Sale
Balance, January 1	$451	$434
Total realized gain (losses) included in income	—	—
Total unrealized gain (losses) included in other comprehensive income	(8)	17
Net purchases, sales, calls and maturities	—	—
Net transfers in/out of Level 3	—	—

Balance, December 31	$443	$451

Of the Level 3 assets that were held by the Company at December 31, 2012, the unrealized loss for the year was $8,000. That loss is recognized in other comprehensive income in the consolidated statements of financial condition. The Company did not have any purchases, sales, calls or maturities of Level 3 available for sale corporate bonds during 2012 or 2011. Both observable and unobservable inputs may be used to determine the fair value of positions classified as Level 3 assets. As a result, the unrealized gains and losses for these assets presented in the tables above may include changes in fair value that were attributable to both observable and unobservable inputs.

Notes to Consolidated Financial Statements

Note 11.	Fair Value, continued

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis

The Company may be required, from time to time, to measure certain assets or liabilities at fair value on a nonrecurring basis in accordance with U.S. generally accepted accounting principles. These include assets and liabilities that are required to be measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets and liabilities recorded at fair value on a nonrecurring basis are included in the table below.

(in thousands)
December 31, 2012	Total	Level 1	Level 2	Level 3
Loans-commercial and industrial	$805	$—	$—	$805
Loans-nonfarm, non-residential	1,485	—	—	1,485
Loans- 1- 4 family residential	—	—	—	—
Loans-other	—	—	—	—
Foreclosed assets	491	—	—	491

Total assets at fair value	$2,781	$—	$—	$2,781

Total liabilities at fair value	$—	$—	$—	$—

(in thousands)
December 31, 2011	Total	Level 1	Level 2	Level 3
Loans-commercial and industrial	$1,184	$—	$—	$1,184
Loans-nonfarm, non-residential	1,799	—	—	1,799
Loans- 1- 4 family residential	152	—	—	152
Loans-other	—	—	—	—
Foreclosed assets	560	—	—	560

Total assets at fair value	$3,695	$—	$—	$3,695

Total liabilities at fair value	$—	$—	$—	$—

For level 3 assets and liabilities measured at fair value on a recurring or non-recurring basis as of December 31, 2012, the significant unobservable inputs used in the fair value measurements were as follows:

	Fair Value at December 31, 2012	Valuation Technique	Significant Unobservable Inputs	Significant Unobservable Input Value
Corporate bonds	$433	Third party estimate	Sales of comparable instruments	n/a
Servicing assets	$63	Management estimate	Present value of future payments/useful life	n/a
Impaired loans	$2,290	Management estimate	Appraisals and/or sales of comparable properties	n/a
Foreclosed assets	$491	Management estimate	Appraisals and/or sales of comparable properties	n/a

Accounting standards for financial instruments require disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. These accounting standards exclude certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

Notes to Consolidated Financial Statements

Note 11.	Fair Value, continued

The methodologies for estimating fair value of financial assets and liabilities that are measured at fair value on a recurring or non-recurring basis are discussed above. The estimated fair value approximates carrying value for cash and cash equivalents, accrued interest and the cash surrender value of life insurance policies. The methodologies for other financial assets and liabilities are discussed below:

Financial Instruments

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and due from banks: The carrying amounts reported in the balance sheet for cash and due from banks approximate their fair values.

Interest-bearing deposits with banks: Fair values for interest-bearing demand deposits and time deposits are estimated using a discounted cash flow analysis that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits.

Federal funds sold: Due to the short-term nature of these assets, the carrying value approximates fair value.

Securities: Fair values for securities, excluding restricted equity securities, are based on quoted market prices, where available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. The carrying values of restricted equity securities approximate fair values.

Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. The carrying amount of accrued interest receivable approximates its fair value.

Bank owned life insurance: The carrying amount reported in the balance sheet approximates the fair value as it represents the cash surrender value of the life insurance.

Deposit liabilities: The fair values disclosed for demand and savings deposits are, by definition, equal to the amount payable on demand at the reporting date. The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

Federal funds purchased, securities sold under agreements to repurchase and short-term debt: The carrying amounts of federal funds purchased, securities sold under agreements to repurchase and short-term debt approximate their fair values.

Long-term debt: The fair value of long-term debt is estimated using a discounted cash flow calculation that applies interest rates currently available on similar instruments.

Other liabilities: For fixed-rate loan commitments, fair value considers the difference between current levels of interest rates and the committed rates. The carrying amounts of other liabilities approximate fair value.

Notes to Consolidated Financial Statements

Note 11.	Fair Value, continued

Fair Values

The estimated fair values of the Company’s financial instruments are as follows (dollars in thousands):

	Carrying Amount	Fair Value	Fair Value Measurements
(dollars in thousands)			Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2012
Financial Instruments – Assets
Loans	$173,578	$173,813	$—	$—	$173,813
Financial Instruments – Liabilities
Deposits	187,823	180,777	—	180,777	—
Long-Term Debt	7,750	8,291	—	8,291	—
December 31, 2011
Financial Instruments – Assets
Loans	$175,446	$163,835	$—	$—	$163,835
Financial Instruments – Liabilities
Deposits	183,938	174,610	—	174,610	—
Long-Term Debt	8,100	8,704	—	8,704	—

Note 12.	Stockholders’ Equity

On November 28, 2011, the Company declared a 10% common stock split affected in the form of a dividend for shareholders of record at the close of business on December 9, 2011. The effects of the dividend have been retroactively applied to the previous year’s earnings per share and other related calculations.

Notes to Consolidated Financial Statements

Note 13.	Earnings Per Share

The following table details the computation of basic and diluted earnings per share for the years ended December 31, 2012 and 2011:

	2012	2011
Net income	$2,782,880	$2,247,611
Convertible preferred stock dividends (Series A and D)	(183,423)	(183,423)

Net income available to common shareholders	$2,599,457	$2,064,188

Weighted average common shares outstanding	3,540,914	3,533,699
Effect of dilutive securities:
Options	—	—
Convertible preferred stock (Series A and D)	633,935	633,935

Weighted average common shares outstanding, diluted	4,174,849	4,167,634

Basic earnings per share	$0.73	$0.58

Diluted earnings per share	$0.67	$0.54

Note 14.	Employee Benefit Plans

The Company has a defined contribution plan (the Plan) qualifying under IRS Code Section 401(k). Eligible participants in the Plan can contribute up to the maximum percentage allowable not to exceed the dollar limit under IRC Section 401(k). The Company matches 100% of the first six percent of an employee’s contribution. For the years ended December 31, 2012 and 2011, the Company contributed $134,019 and $131,348 to the Plan, respectively.

The Company has a Supplemental Retirement Benefit Plan (SERP) to provide future compensation to certain members of management upon retirement. Under plan provisions, payments projected to range from $19,838 to $89,914, per year, are payable for the life of the executive, generally beginning at age 65. The liability accrued for the compensation under the plan was $669,648 and $579,090 at December 31, 2012 and 2011, respectively. Employee benefits expense, an actuarially determined amount, was $98,823 and $106,283 for the years ended December 31, 2012 and 2011, respectively. Benefits paid during the year ended December 31, 2012, amounted to $8,265. No benefit payments were made in 2011. The assumed discount rate for the plan was 6.0% at December 31, 2012 and 2011.

The Company also has a deferred compensation plan under which directors may elect to defer their directors’ fees. Participating directors receive an additional 30% matching contribution and will be paid an annual benefit for a specified number of years after retirement, generally beginning at age 65. The maximum payout period is ten years. The liability accrued for deferred directors’ fees was $725,399 and $745,107 at December 31, 2012 and 2011, respectively. Deferred directors’ fees expensed under the plan for the years ended December 31, 2012 and 2011 were $104,795 and $129,595, respectively. Benefits of $124,503 were paid out during the year ended December 31, 2012. No benefit payments were paid in 2011.

The Company has purchased and is the primary beneficiary of life insurance policies indirectly related to the Supplemental Retirement Benefit Plan and the directors’ deferred compensation liability. The cash value of the life insurance policies totaled $5,298,354 and $3,389,447 at December 31, 2012 and 2011, respectively. During the year ended December 31, 2012, the Bank purchased $1,750,000 of additional life insurance policies on certain employees of the Bank.

Notes to Consolidated Financial Statements

Note 15.	Stock Based Compensation

The Company has two share-based compensation plans, which are described below. The compensation cost that has been charged against income for those plans was approximately $32,507 and $34,996 for the years ended December 31, 2012 and 2011, respectively. The income tax benefit recognized for share-based compensation arrangements was approximately $11,052 and $11,899 for the years ended December 31, 2012 and 2011, respectively.

The Company’s qualified incentive stock option plan which expired on June 1, 2007 reserved shares for purchase by eligible employees. Options granted under this plan vest at the rate of 20% per year, expire not more than ten years from the date of grant, and are exercisable at not less than the fair market value of the stock at the date of the grant.

The Company’s non-qualified stock option plan, which expired on June 1, 2007, reserved shares for purchase by non-employee directors. Options granted under this plan were exercisable after six months from the date of the grant at not less than the fair market value of the stock at the date of the grant. The life of such options shall not extend more than ten years from the date of the grant.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. The risk-free interest rate is based on the U.S. Treasury rate for the expected life at the time of grant. Volatility is based on the volatilities of our trading history. The expected life is based on the average life of the options of ten years and the weighted average graded vesting period of five years, and forfeitures are considered immaterial based on the historical data of the Company.

A summary of option activity under the stock option plans during the years ended December 31, 2012 and 2011 is presented below:

	Options Available	Options Outstanding	Weighted Average Exercise Price
Balance at December 31, 2010	—	69,815	$9.25
Exercised	—	(10,372)	2.57
Authorized	—	—	—
Forfeited	—	(14,806)	3.95
Granted	—	—	—
Expired
Common stock dividend	—	4,463	—

Balance at December 31, 2011	—	49,100	11.14
Exercised	—	(6,260)	4.81
Authorized	—	—	—
Forfeited	—	(1,650)	12.06
Granted	—	—	—
Expired	—	—

Balance at December 31, 2012	—	41,190	$12.06

Notes to Consolidated Financial Statements

Note 15.	Stock Based Compensation, continued

The following table sets forth the exercise prices, the number of options outstanding and the number of options exercisable at December 31, 2012:

Exercise Price	Number of Options Outstanding	Weighted Average Exercise Price	Weighted Average Contractual Life Remaining (Years)	Number of Options Exercisable	Weighted Average Exercise Price
$12.06	41,190	12.06	4.4	41,190	12.06

Total/Average	41,190	$12.06	4.4	41,190	$12.06

The following table sets forth information pertaining to the Company’s exercisable options and options expected to vest, as of December 31, 2012:

Incentive and non-qualified stock options:

Fair value of options granted during period expected to vest	$—

Aggregate intrinsic value of exercisable and nonvested options expected to vest	$—

Number of nonvested options expected to vest	—

Weighted average price of nonvested options expected to vest	$—

Weighted average remaining life of nonvested options expected to vest	—

Intrinsic value of nonvested options expected to vest	$—

As of December 31, 2012, there was no unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Company’s stock option plans. The total fair value of shares vested during the year ended December 31, 2012 was $61,512.

Note 16.	Income Taxes

Current and Deferred Income Tax Components

The components of income tax expense are as follows:

	2012	2011
Current	$1,444,792	$253,550
Deferred	276,492	1,115,236

	$1,721,284	$1,368,786

Rate Reconciliation

A reconciliation of expected income tax expense computed at the statutory federal income tax rate of 34% to income tax expense included in the statements of income is as follows:

	2012	2011
Expected tax expense	$1,531,416	$1,229,575
State income tax, net of federal tax benefit	195,474	160,798
Tax exempt income	(69,724)	(38,813)
Nondeductible and other items	64,118	17,226

	$1,721,284	$1,368,786

Notes to Consolidated Financial Statements

Note 16.	Income Taxes, continued

Deferred Income Tax Analysis

Net deferred tax assets are included in other assets in the consolidated balance sheets. The significant components of net deferred tax assets at December 31, 2012 and 2011 are summarized as follows:

	2012	2011
Deferred tax assets
Allowance for loan losses	$941,475	$1,158,969
Deferred compensation liability	537,791	510,478
Net unrealized loss on securities available for sale	37,796	35,946
Write down and expenses of foreclosed assets	25,095	22,401
Interest income on non-accrual loans	126,334	77,688
Net deferred loan fees	—	7,007
Lower of cost or market adjustment on loans transferred from available for sale to portfolio	19,834	25,366

	1,688,325	1,837,855

Deferred tax liabilities
Depreciation	302,314	290,281
Net deferred loan cost	113,080	—
Other	19,731	19,731

	435,125	310,012

Net deferred tax asset	$1,253,200	$1,527,843

The Company files tax returns in the United States Federal jurisdiction and the states of North Carolina and Virginia.

The Company classifies interest and penalties related to income tax assessments, if any, in interest expense or non-interest expense, respectively in the consolidated statements of income. Tax years 2009 through 2011 are subject to examination by the Internal Revenue Service, North Carolina Department of Revenue, and the Virginia Department of Taxation. The Company has analyzed the tax positions taken or expected to be taken in its tax returns and has concluded it has no liability related to uncertain tax positions.

Note 17.	Commitments and Contingencies

Litigation

In the normal course of business the Company is involved in various legal proceedings. After consultation with legal counsel, management believes that any liability resulting from such proceedings will not be material to the financial statements.

Financial Instruments with Off-Balance-Sheet Risk

The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, credit risk in excess of the amount recognized in the balance sheets.

Notes to Consolidated Financial Statements

Note 17.	Commitments and Contingencies, continued

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments. A summary of the Company’s commitments at December 31, 2012 and 2011 is as follows:

	2012	2011
Commitments to extend credit, including unused lines of credit	$34,794,892	$35,719,123
Standby letters of credit	1,524,713	1,262,886

	$36,319,605	$36,982,009

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary. The commitments carry both fixed and variable rates of interest.

Concentrations of Credit Risk

Substantially all of the Company’s loans, commitments to extend credit, and standby letters of credit have been granted to customers in the Company’s market area and such customers are generally depositors of the Company. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. The Company, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of approximately $5,100,000 unless guaranteed by SBA or USDA Rural Development Corporation. Although the Company has a reasonably diversified loan portfolio, the following industries are considered concentrations: real estate, motion picture and sound recording, truck transportation, fabricated metal product manufacturing, heavy and civil engineering construction and building construction.

Other Commitments

The Company has entered into employment agreements with certain of its key officers covering duties, salary, benefits, provisions for termination and Company obligations in the event of merger or acquisition.

Note 18.	Regulatory Restrictions

Dividends

The Company’s principal source of funds for dividend payments is dividends received from the Bank. The Bank, as a North Carolina banking corporation, may pay cash dividends only out of undivided profits as determined pursuant to North Carolina banking laws. However, regulatory authorities may limit payment of dividends by a bank when it is determined that such a limitation is in the public interest and is necessary to ensure financial soundness of the bank.

Notes to Consolidated Financial Statements

Note 18.	Regulatory Restrictions, continued

Intercompany Transactions

The Bank’s legal lending limit on loans to the Company is governed by Federal Reserve Act 23A, and differs from legal lending limits on loans to external customers. Generally, a bank may lend up to 10% of its capital and surplus to its Parent, if the loan is secured. Under this definition, the legal lending limit for the Bank on loans to the Company was approximately $3,250,000 at December 31, 2012. No 23A transactions were deemed to exist between the Company and the Bank at December 31, 2012 or 2011.

Capital Requirements

The Company and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets, as all those terms are defined in the regulations. Management believes, as of December 31, 2012, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2012, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events after that notification that management believes to have changed the institution’s category.

Notes to Consolidated Financial Statements

Note 18.	Regulatory Restrictions, continued

The Company’s and Bank’s actual capital amounts and minimum required amounts (dollars in thousands) and ratios are also presented in the following table.

	Actual		Minimum Required For Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
December 31, 2012
Total Capital
(to Risk-Weighted Assets)
Consolidated	$32,923	20.77%	$12,679	8.00%	$	n/a	n/a
Surrey Bank & Trust	$32,373	20.49%	$12,637	8.00%		$15,796	10.00%
Tier I Capital
(to Risk-Weighted Assets)
Consolidated	$30,924	19.51%	$6,340	4.00%	$	n/a	n/a
Surrey Bank & Trust	$30,381	19.23%	$6,318	4.00%		$9,478	6.00%
Tier I Capital
(to Average Assets)
Consolidated	$30,924	13.49%	$9,172	4.00%	$	n/a	n/a
Surrey Bank & Trust	$30,381	13.28%	$9,153	4.00%		$11,442	5.00%

December 31, 2011
Total Capital
(to Risk-Weighted Assets)
Consolidated	$30,730	18.54%	$13,261	8.00%	$	n/a	n/a
Surrey Bank & Trust	$30,712	18.53%	$13,260	8.00%		$16,576	10.00%
Tier I Capital
(to Risk-Weighted Assets)
Consolidated	$28,636	17.28%	$6,631	4.00%	$	n/a	n/a
Surrey Bank & Trust	$28,617	17.26%	$6,630	4.00%		$9,945	6.00%
Tier I Capital
(to Average Assets)
Consolidated	$28,636	12.67%	$9,044	4.00%	$	n/a	n/a
Surrey Bank & Trust	$28,617	12.65%	$9,052	4.00%		$11,315	5.00%

Note 19.	Transactions with Related Parties

The Company has entered into transactions with its directors, significant shareholders and their affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features.

Aggregate loan transactions with related parties were as follows:

	2012	2011
Balance, beginning	$4,491,059	$6,692,531
New loans	2,203,459	662,958
Repayments	(2,634,093)	(2,864,430)

Balance, ending	$4,060,425	$4,491,059

Deposit transactions with related parties at December 31, 2012 and 2011 were insignificant.

Notes to Consolidated Financial Statements

Note 20.	Parent Company Activity

Surrey Bancorp owns all of the outstanding shares of the Bank. Condensed financial statements of Surrey Bancorp follow:

Condensed Balance Sheets

December 31, 2012 and 2011

	2012	2011
Assets
Cash and due from banks	$59,625	$465,498
Interest-bearing deposits with banks	—	130,000
Investment securities available for sale	512,252	—
Other assets	20,840	—
Investment in subsidiaries	31,692,793	30,207,805

	$32,285,510	$30,803,303

Liabilities and Capital
Liabilities
Dividends payable	$46,106	$576,741
Other liabilities	2,103	—

	48,209	576,741

Capital
Preferred stock	3,868,807	3,868,807
Common stock	12,061,153	12,009,588
Retained earnings	16,367,187	14,405,467
Accumulated other comprehensive income (loss)	(59,846)	(57,300)

	32,237,301	30,226,562

	$32,285,510	$30,803,303

Condensed Statements of Income

For the years ended December 31, 2012 and 2011

	2012	2011
Income
Equity in undistributed income of subsidiary	$1,468,334	$1,937,881
Dividends from subsidiary	1,355,000	350,000
Interest income	80	2,837
Dividend income	9,679	—

Other operating income	712	35

Total income	2,833,805	2,290,753

Expenses
Other expense	71,765	63,888

Total expense	71,765	63,888

Income before income taxes	2,762,040	2,226,865
Income tax expense (benefit)	(20,840)	(20,746)

Net income	2,782,880	2,247,611
Preferred stock dividends	(183,423)	(183,423)

Net income available to common stockholders	$2,599,457	$2,064,188

Notes to Consolidated Financial Statements

Note 20.	Parent Company Activity, continued

Condensed Statements of Cash Flows

For the years ended December 31, 2012 and 2011

	2012	2011
Cash flows from operating activities
Net income	$2,782,880	$2,247,611
Adjustments to reconcile net income tonet cash provided by operating activities:
Equity in undistributed earnings of subsidiary	(1,468,334)	(1,937,881)
Net increase in other assets	(20,840)	—
Net (decrease) increase in other liabilities	942	(7,746)

Net cash provided by operating activities	1,294,648	301,984

Cash flows from investing activities
Net decrease in interest-bearing deposits with banks	130,000	270,000
Purchase of investment securities	(508,837)	—

Net cash provided by (used) investing activities	(378,837)	270,000

Cash flows from financing activities
Common stock options exercised	30,111	18,825
Fractional common shares purchased	—	(4,808)
Dividends paid	(1,351,795)	(172,705)

Net used by financing activities	(1,321,684)	(158,688)

Net increase (decrease) in cash and due from banks	(405,873)	413,296
Cash and due from banks, beginning	465,498	52,202

Cash and due from banks, ending	$59,625	$465,498

Note 21.	Subsequent Events

The Company has evaluated events and transactions through the date these financial statements were filed for potential recognition and disclosure.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Surrey Bancorp

Mount Airy, North Carolina

We have audited the accompanying consolidated balance sheets of Surrey Bancorp and subsidiaries (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Surrey Bancorp and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Charlotte, North Carolina

March 28, 2013

Elliott Davis PLLC | www.elliottdavis.com

Management’s Discussion and Analysis

General

Surrey Bancorp was formed on May 1, 2003, and was created for the purpose of acquiring all the outstanding shares of common stock of Surrey Bank & Trust.

Surrey Bank & Trust was incorporated on July 15, 1996, as a North Carolina banking corporation and opened for business on July 22, 1996. The Bank operates for the primary purpose of serving the banking needs of individuals and small to medium sized businesses in Surry County, North Carolina and Patrick County, Virginia and the surrounding area, while developing personal, hometown associations with these customers. The Bank offers a wide range of banking services including checking and savings accounts; commercial, consumer and mortgage loans; safe deposit boxes; and other associated services. Through its subsidiaries, Surrey Investment Services, Inc. and Freedom Finance, LLC, the Bank offers insurance and investment products and sales finance services, respectively. The Bank’s primary sources of revenue are interest income from its commercial and real estate lending activities and, to a lesser extent, from its investment portfolio. The Bank also earns fees from lending and deposit activities. The major expenses of the Bank are interest on deposit accounts and general and administrative expenses, such as salaries, occupancy and related expenses.

Primary Market Area

The Bank’s market area consists of an area extending from Surry County, with branches in Mount Airy and Pilot Mountain and a loan production office in Elkin, North Carolina, north into the southern portions of Carroll and Patrick Counties, Virginia. Mount Airy is the industrial and trading center of Surry County with a population of approximately 8,500 people living in the city limits and 30,000 in the metropolitan area. The total population of Surry County is approximately 73,000 people. Mount Airy is served by Interstate Highways 77 and 74 and U.S. Highways 52 and 601. Surry County has a civilian labor force of over 33,000. Major industries include manufacturing, construction, fabricated metals, and lumber and wood. The Bank has a branch office in Stuart, Virginia, which is located in Patrick County, Virginia. The primary industries found in Patrick County are lumber and wood, textiles and agricultural.

Management’s Discussion and Analysis of Operations

Management’s Discussion and Analysis is provided to assist in the understanding and evaluation of the Company’s financial condition and its results of operations. The following discussion should be read in conjunction with the Company’s financial statements and related notes.

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Such forward-looking statements involve known and unknown risks including, but not limited to, changes in general economic and business conditions, interest rate fluctuations, competition within and from outside the banking industry, new products and services in the banking industry, risk inherent in making loans such as repayment risks and fluctuating collateral values, problems with technology utilized by the Company, changing trends in customer profiles and changes in laws and regulations applicable to the Company. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Critical Accounting Policies

Surrey Bancorp’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). The notes to the audited consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2012, contain a summary of its significant accounting policies. Management believes the Company’s policies with respect to the methodology for the determination of the allowance for loan losses, and asset impairment judgments, involve a higher degree of complexity and require management to make difficult and subjective judgments that often require assumptions or estimates about highly uncertain matters. Accordingly, management considers the policies related to those areas as critical.

Management’s Discussion and Analysis

Critical Accounting Policies, continued

The allowance for loan losses is an estimate of the losses that may be sustained in the loan portfolio. The allowance is based on two basic principles of accounting: (i) Accounting for Contingencies, which requires that losses be accrued when they are probable of occurring and determinable, and (ii) Accounting by Creditors for Impairment of a Loan, which requires that losses be accrued based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market, and the Bank’s investment in the loan.

The allowance for loan losses has three basic components: (i) the formula allowance, (ii) the specific allowance, and (iii) the unallocated allowance. Each of these components is determined based upon estimates that can and do change when the actual events occur. The formula allowance uses a historical loss view as an indicator of future losses and, as a result, could differ from the loss incurred in the future. However, since this history is updated with the most recent loss information, the errors that might otherwise occur are mitigated. The specific allowance uses various techniques to arrive at an estimate of loss. Historical loss information, expected cash flows and fair market value of collateral are used to estimate these losses. The use of these values is inherently subjective and our actual losses could be greater or less than the estimates. The unallocated allowance captures losses that are attributable to various economic environmental factors or changes in industry or geographic sectors whose impact on the portfolio have occurred but have yet to be recognized in either the formula or specific allowance.

Management’s Discussion and Analysis

Net Interest Income and Average Balances

Net interest income is the Company’s principal source of earnings. Net interest income is the amount of income generated by earning assets (primarily loans and investment securities) less the interest expense incurred on interest-bearing liabilities (primarily deposits and FHLB Advances used to fund earning assets). Changes in the volume and mix of earning assets and interest-bearing liabilities, as well as their respective yields and rates, have a significant impact on the level of net interest income. Changes in the interest rate environment and the Company’s cost of funds also affect net interest income. Table 1 summarizes the major components of net interest income for the years ended December 31, 2012, 2011 and 2010.

Table 1. Net Interest Income and Average Balances (dollars in thousands)

	Periods Ended December 31,
	2012			2011			2010
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
Interest-earning assets
Deposits in other banks	$24,253	$49	0.20%	$29,790	$14	0.05%	$24,281	$29	0.12%
Taxable investment securities	3,775	61	1.63%	3,302	54	1.65%	3,031	49	1.62%
Federal funds sold	713	2	0.22%	708	2	0.23%	481	1	0.17%
Loans [1] [2]	180,342	10,842	6.01%	180,256	10,866	6.03%	181,184	11,071	6.11%

Total interest-earning assets	209,083	10,954		214,056	10,936		208,977	11,150

Yield on average interest-earning assets			5.24%			5.11%			5.34%

Noninterest-earning assets
Cash and due from banks	6,371			2,507			2,142
Property and equipment	4,546			4,661			4,798
Foreclosed assets	477			355			224
Interest receivable and other	8,698			7,619			7,653
Allowance for loan losses	(3,800)			(4,938)			(5,524)

Total noninterest-earning assets	16,292			10,204			9,293

Total assets	$225,375			$224,260			$218,270

Interest-bearing liabilities
Demand deposits	$23,510	$71	0.30%	$22,329	$95	0.43%	$21,210	$115	0.54%
Savings deposits	34,847	218	0.63%	30,181	248	0.82%	26,539	259	0.98%
Time deposits	87,086	1,083	1.24%	98,296	1,431	1.46%	98,740	1,687	1.71%
Fed funds purchased/repurchase agreements	15	1	—%	—	—	0.00%	13	1	0.92%
Short-term debt	—	—	—%	—	—	0.00%	752	18	2.36%
Long-term debt	7,898	298	3.78%	8,826	342	3.87%	9,786	392	4.01%

Total interest-bearing liabilities	153,356	1,671		159,632	2,116		157,040	2,472

Cost of average interest bearing liabilities			1.09%			1.33%			1.57%

Noninterest-bearing liabilities
Demand deposits	37,851			32,582			30,054
Interest payable and other	2,746			2,214			2,100

Total noninterest-bearing liabilities	40,597			34,796			32,154

Total liabilities	193,953			194,428			189,194
Stockholders’ equity	31,422			29,832			29,076

Total liabilities and stockholders’ equity	$225,375			$224,260			$218,270

Net interest income		$9,283			$8,820			$8,678

Net yield on interest-earning assets			4.44%			4.12%			4.15%

1.	Includes non-accrual loans.
2.	Amortization of deferred loan fees are included in interest income.

Management’s Discussion and Analysis

Net Interest Income and Average Balances, continued

Yields on interest-earning assets increased during the year ended December 31, 2012, primarily due to a change in asset mix during the year compared to 2011 and a small increase in yields from deposits in other banks. The cost of interest bearing liabilities also decreased in 2012 as deposits cost continue to fall. As a result the net yield on interest earning assets increased from 4.12% in 2011 to 4.44% for the year ended December 31, 2012.

Table 2. Rate/Volume Variance Analysis (dollars in thousands)

	2012 Compared to 2011			2011 Compared to 2010
	Interest Income/ Expense Variance	Variance Rate	Attributed To Volume	Interest Income/ Expense Variance	Variance Rate	Attributed To Volume
Interest-earning assets
Deposits in other banks	$35	$37	$(2)	$(14)	$(23)	$9
Taxable investments securities	7	(1)	8	5	1	4
Federal funds sold	—	—	—	1	—	1
Loans	(24)	(29)	5	(205)	(149)	(56)

Total	18	7	11	(213)	(171)	(42)

Interest-bearing liabilities
Demand deposits	(24)	(29)	5	(20)	(25)	5
Savings deposits	(30)	(65)	35	(12)	(45)	33
Time deposits	(348)	(195)	(153)	(256)	(249)	(7)
Federal funds purchased/
Repurchase agreements	—	—	—	—	—	—
Short-term debt	—	—	—	(17)	—	(17)
Long-term debt	(43)	(8)	(35)	(50)	(14)	(36)

Total	(445)	(297)	(148)	(355)	(333)	(22)

Net interest income	$463	$304	$159	$142	$162	$(20)

As discussed above, the Company’s net interest income is affected by the change in the amount and mix of interest-earning assets and interest-bearing liabilities (referred to as “volume change”) as well as by changes in yields earned on interest-earning assets and rates paid on deposits and borrowed funds (referred to as “rate change”). The table above presents, for the periods indicated, a summary of changes in interest income and interest expense for the major categories of interest-earning assets and interest-bearing liabilities and the amounts of change attributable to variations in volumes and rates. Changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and rate, respectively.

Provision for Loan Losses

The allowance for loan losses is established to provide for expected losses in the Bank’s loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. Management determines the provision for loan losses required to maintain an allowance adequate to provide for probable losses. Management regularly reviews asset quality and re-evaluates the allowance for loan losses. However, no assurance can be given as to unforeseen adverse economic conditions or other circumstances that will result in increased provisions in the future. Additionally, regulatory examiners may require the Company to recognize additions to the allowance based upon their judgment about the loan portfolio and other information available to them at the time of their examinations.

Management’s Discussion and Analysis

Provision for Loan Losses, continued

A consolidated provision for loan losses of $471,292 was made during 2012, a decrease of $272,425 or 36.6% from the $743,717 provision made during 2011. The decrease is in recognition of the current economic environment, our estimate of inherent risk associated with lending activities and changes in the loan portfolio. A provision for loan losses of $743,717 was made in 2011, a decrease of $2,260,031, or 75.2% from the $3,003,748 provided during 2010. The provision attributable to the Bank decreased from $704,482 in 2011 to $454,914 in 2012. This decrease is primarily attributable to a reduction in impaired loans during 2012. The decreased reserves on impaired loans primarily resulted from the liquidation and charge off of those loans in 2012. The provision attributable to Freedom Finance, LLC decreased from $39,235 in 2011 to $16,378 for the year ended December 31, 2012. The decrease in the Freedom Finance, LLC provision was due to loan reductions. The subsidiary’s outstanding loan balances have decreased 14.7% from 2011 to 2012.

The allowance for loan losses was $3,403,098 or 1.93% of total loans outstanding at December 31, 2012. This compares to an allowance for loan losses of $3,880,581, or 2.16% of total loans outstanding at December 31, 2011. The decrease in the reserve, as a percentage of total loans in 2012, was due to a reduction in reserves on impaired loans. Reserves on impaired loans decreased from approximately $813,000 at December 31, 2011 to $515,000 at the end of 2012. The decrease to the reserves in 2012 is primarily due to the liquidation and charge off of specific loans rather than a homogenous pool of small loans. Loan loss reserves on non-impaired loans decreased due to a decrease in the amount of loans outstanding. Overall loans outstanding decreased 1.48% from $179,344,963 at December 31, 2011 to $176,687,329 at December 31, 2012. Additionally, a higher concentration of government guaranteed loans, as a percentage of total loans, had an impact on the allowance for loan losses. Approximately $55,100,000 of the total loans outstanding at December 31, 2012, are government guaranteed loans for which the Bank’s exposure ranges from 10% to 49% of the outstanding balance. The guaranteed portion of these loans amounts to approximately $43,118,000. When the guaranteed portions of the loans are factored into the equation, the loan loss reserve is approximately 2.54% of outstanding loan exposure. At December 31, 2011, government guaranteed loans amounted to approximately $48,503,000 of total outstanding loans, of which $38,918,000 represented the guaranteed portion. The reserve for loan losses at December 31, 2011, after the effect of guaranteed loans, was 2.76% of outstanding loan exposure.

The level of reserve is established based upon management’s evaluation of historical loss data and the effects of certain environmental factors on the loan portfolio. The historical loss portion of the reserve is computed using the average loss data from the past three years applied to its corresponding category of loans. However, historical losses only reflect a small portion of the Bank’s loan loss reserve. The environmental factors represent risk from external economic influences on the credit quality of the loan portfolio. These factors include the movement of interest rates, unemployment rates, past due and charge off trends, loan grading migrations, movement in collateral values and the Bank’s exposure to certain loan concentrations. Positive or negative movements in any of these factors have an effect on the credit quality of the loan portfolio. As a result, management continues to actively monitor the Bank’s asset quality affected by these environmental factors. Table 3 is a summary of loans past due, inclusive of nonaccrual loans, at December 31, 2012 and December 31, 2011.

Table 3. Past Due Loans

	December 31, 2012		December 31, 2011
	30-89 Days	90 Days Plus	30-89 Days	90 Days Plus
Construction and development	$73,572	$—	$297,139	$—
1-4 Family residential	380,731	324,357	699,287	72,774
Nonfarm, non-residential	908,887	386,160	217,968	—
Commercial and industrial	310,063	429,226	820,393	218,516
Consumer	201,301	13,643	399,815	15,790
Other loans	—	—	—	—

	$1,874,554	$1,153,386	$2,434,602	$307,080

Percentage of total loans	1.06%	0.65%	1.36%	0.17%

Guaranteed portion of past dues	$512,623	$432,239	$824,366	$132,168

Management’s Discussion and Analysis

Provision for Loan Losses, continued

Past due loans are reviewed weekly and the situation assessed to determine potential problems arising in the loan portfolio. Proactive management of past due accounts allows management to anticipate trends within the portfolio and make appropriate adjustments to collection efforts and to the allowance for loan losses. Collectively, past dues increased approximately 10% from $2,741,682 at December 31, 2011 to $3,027,940 at December 31, 2012. Most of the increase is associated with nonfarm, non-residential loans. Total nonfarm, non-residential past dues increased from $217,968 at December 31, 2011 to $1,295,047 at the end of 2012. Past dues on non-accrual status at the end of 2012 amount to 23.7% of total past dues compared to 20.7% in non-accrual status at the end of 2011. At December 31, 2012 total past dues amount to 1.71% of total loans compared to 1.53% at the end of 2011. The government guaranteed portion of 2012 past dues totals $944,862, or 31.2% of total past dues compared to $956,534, or 34.9% of 2011 past dues.

Management believes that its loan portfolio is diversified so that a downturn in a particular market or industry will not have a significant impact on the loan portfolio or the Bank’s financial condition. Management believes that its provision and reserve offer an adequate allowance for loan losses.

Noninterest Income

Noninterest income consists of revenues generated from a broad range of financial services and activities. The majority of noninterest income is a result of service charges on deposit accounts, including charges for insufficient funds; debit and ATM exchange fees; fees charged for non-deposit services; insurance commissions and fees on mortgage loans delivered to correspondents.

Table 4 discloses noninterest income for the periods ended December 31, 2012 and 2011.

Table 4. Sources of Noninterest Income

	For the Period Ended December 31,
	2012	2011
Service charges on deposit accounts	$919,963	$1,043,469
Fees on mortgage loans delivered to correspondents	145,239	93,104
Yield spread premiums on mortgage loans delivered to correspondents	—	15,975
Other service charges and fees	133,290	164,391
Debit/ATM card income	394,344	361,333
Insurance commissions	588,780	513,065
Brokerage commissions	117,166	167,015
Other income	314,845	213,127

	$2,613,627	$2,571,479

Activity in the deposit related noninterest income accounts decreased in 2012 primarily as the result of decreases in insufficient funds fees due to the continued slow-down in economic activity and regulatory changes. Activity in mortgage lending increased compared to 2011 activity, as mortgage rates remained low; resulting in an increase in fees on mortgage loans delivered to correspondents of approximately 56%. Yield spread premiums on mortgages delivered to correspondents have been virtually eliminated due to the effects new regulations have had on mortgage lending. Other service charges and fees decreased primarily due to reductions in loan servicing fees brought about by loan payoffs. Debit/ATM card income increased as usage of cards increased. Revenue from the Bank’s insurance subsidiary increased by 14.8% as its commercial business continues to grow. Brokerage commissions decreased due to a decline in annuity sales. Other income increased in 2012 as contingency and loss experience payments increased in the insurance subsidiary by approximately $49,000 and income from Bank Owned Life Insurance increased by $54,000.

Management’s Discussion and Analysis

Noninterest Expense

The major components of noninterest expense for the periods ended December 31, 2012 and 2011 are as follows:

Table 5. Sources of Noninterest Expense

	For the Period Ended December 31,
	2012	2011
Salary and benefits	$3,632,214	$3,549,651
Occupancy expenses	428,542	393,920
Furniture/equipment expenses	240,836	233,015
Data processing	379,093	358,588
Foreclosed assets, net	46,047	172,131
Postage, printing and supplies	196,775	193,400
Advertising and business promotion	107,110	105,571
Professional fees	394,814	340,492
FDIC insurance premiums	149,304	230,763
Litigation settlement	—	130,000
Other expenses	1,346,846	1,323,831

	$6,921,581	$7,031,362

Salaries and employee benefits of $3,632,214 increased $82,563 or 2.3% over the 2011 total of $3,549,651. This increase is primarily due to normal salary adjustments. Occupancy expenses increased in 2012 primarily due to the expenses associated with building renovation and maintenance. Furniture and equipment expenses increased slightly in 2012 due to maintenance on older equipment. Data processing expense increased 5.7% to $379,093 as a result of increased processing activity. Cost associated with foreclosed assets decreased over 73.2% as several properties were sold during the year resulting in gains. The net expense in 2012 consist of gains from the sale of foreclosed properties of $73,964 and expenses of $120,011, compared to 2011 losses on sales of $45,254 and expenses of $126,877. Postage/printing and supplies increased only slightly as the Company continues its tighter control over the ordering of supplies. Advertising cost remained relatively flat during 2012. Professional fees increased slightly primarily due to costs associated with internal audits. FDIC insurance premiums expense decreased in 2012 due to changes in the insurance calculation and adjustments to expected growth of deposits contemplated in the special assessment paid in 2009. In 2011, litigation settlement expense resulted from a lawsuit that was settled in mediation that resulted in the Bank paying damages to a customer arising from the ordinary operations of the Bank. The Bank has no other liability under the agreement. Other expenses increased a modest 1.7% during 2012 as the Company continues to contain operating cost.

The overhead ratio of noninterest expense to adjusted total revenue (net interest income plus noninterest income) decreased from 61.7% in 2011 to 58.2% for the year ended December 31, 2012. The improvement is primarily attributable to an increase in net interest income. Adjusted total revenue increased from $11,391,476 in 2011 to $11,897,037 in 2012, and noninterest expense decreased 1.6% to $6,921,581 in 2012 from $7,031,362 in 2011.

Analysis of Financial Condition

Average earning assets decreased 2.3% from December 31, 2011, to December 31, 2012. Total earning assets represented 92.8% of total average assets at December 31, 2012 compared to 95.5% at the end of 2011. The mix of average earning assets changed moderately from December 31, 2011, to December 31, 2012. Even though average net loans decreased in relationship to total average assets, they actually increased as a percent of average earning assets. Average loans as a percentage of average earning assets increased from 84.2% in 2011 to 86.2% in 2012. This helped to increase the yield on average earning assets in 2012 to 5.24% from 5.11% in 2011. The average cost of funds decreased 24 basis points, including noninterest bearing deposits during 2012. These two factors resulted in a net increase in the net yield on interest earning assets as shown in Table 1.

Management’s Discussion and Analysis

Analysis of Financial Condition, continued

Table 6. Average Asset Mix

	For the Year Ended December 31, 2012		For the Year Ended December 31, 2011
	Average Balance	%	Average Balance	%
Interest earning assets
Loans, net	$180,341,822	80.02%	$180,255,609	80.38%
Investment securities	3,774,827	1.67%	3,302,269	1.47%
Federal funds sold	713,025	0.32%	707,770	0.32%
Interest-bearing bank balances	24,252,999	10.76%	29,790,247	13.28%

Total earning assets	209,082,673	92.77%	214,055,895	95.45%

Nonearning assets
Cash and due from banks	6,370,642	2.83%	2,507,055	1.12%
Property and equipment	4,546,188	2.02%	4,661,412	2.08%
Foreclosed assets	477,054	0.21%	354,763	0.15%
Other assets	8,698,533	3.86%	7,618,806	3.40%
Allowance for loan losses	(3,800,459)	(1.69)%	(4,938,060)	(2.20)%

Total nonearning assets	16,291,958	7.23%	10,203,976	4.55%

Total assets	$225,374,631	100.00%	$224,259,871	100.00%

For the year ended December 31, 2012, average net loans represented 80.02% of total average assets compared to 80.38% for the year ended 2011. Investments increased from 1.47% of average assets to 1.67% of average assets over the same time period. Interest-bearing bank balances decreased over the period from 13.28% to 10.76% of average assets. Since average deposits remained fairly constant between 2011 and 2012 the increases in nonearning assets were funded by earning assets. The increase in nonearning assets in 2012 comes from an increase in cash and due from banks, a reduction in the allowance for loan losses and an increase in other assets. Cash and due from banks increased due to a change in our correspondent banking relationship for deposit clearings during the year to a correspondent that does not automatically sweep the account to overnight funds. The decrease in reserves resulted from decreased reserves associated with impaired loans. Averages in other assets, which include deferred income taxes, prepaid FDIC insurance premiums, interest receivable on loans and Bank Owned Life Insurance (BOLI) increased due to the Bank’s increased investment in BOLI in 2012, increasing $1,079,727, or 14.2% from 2011 to 2012. Even though the BOLI does produce income, its revenue is classified as other non-interest income and therefore is grouped with nonearning assets in the table above.

Loans

Average net loans totaled $180,341,822 for the year ended December 31, 2012. This represents an increase of 0.05% over the average net loans for 2011. Loan demand continued to ease in 2012 as general economic conditions remained weak.

The loan portfolio is dominated by real estate and commercial loans. These loans make up 96.13% of the total loan portfolio at December 31, 2012. This is up from the 96.05% that the two categories maintained at December 31, 2011. The amount of loans outstanding by type at December 31, 2012, and December 31, 2011, and the maturity distribution for variable and fixed rate loans as of December 31, 2012 are presented in Tables 7 and 8, respectively.

Management’s Discussion and Analysis

Loans, continued

Table 7. Loan Portfolio Summary

	December 31, 2012		December 31, 2011		December 31, 2010
	Amount	%	Amount	%	Amount	%
Construction and development	$4,873,512	2.76%	$6,213,443	3.46%	$5,986,045	3.35%
1-4 family residential	36,091,051	20.43%	39,499,189	22.02%	46,356,711	25.98%
5 or more family residential	1,676,449	0.95%	2,214,365	1.23%	1,853,346	1.04%
Farmland	2,284,155	1.29%	2,722,872	1.52%	2,854,481	1.60%
Nonfarm, nonresidential	48,993,867	27.73%	47,867,333	26.69%	48,170,698	27.00%

Total real estate	93,919,034	53.16%	98,517,202	54.92%	105,221,281	58.97%
Agricultural	147,860	0.08%	29,493	0.02%	73,852	0.04%
Commercial and industrial	75,914,072	42.97%	73,756,422	41.13%	66,377,076	37.20%
Consumer	6,703,363	3.79%	7,041,846	3.93%	6,759,770	3.79%
Other	3,000	—%	—	—%	—	—%

Total	$176,687,329	100.00%	$179,344,963	100.00%	$178,431,979	100.00%

			December 31, 2009		December 31, 2008
			Amount	%	Amount	%
Construction and development			$8,044,967	4.35%	$10,147,141	5.78%
1-4 family residential			46,355,854	25.05%	46,638,301	26.59%
5 or more family residential			2,005,142	1.08%	2,167,181	1.24%
Farmland			2,458,748	1.33%	2,580,133	1.47%
Nonfarm, nonresidential			51,527,856	27.84%	49,928,116	0.34%

Total real estate			110,392,567	59.65%	111,460,872	63.54%
Agricultural			—	—%	9,958	0.01%
Commercial and industrial			67,428,438	36.44%	56,391,439	32.15%
Consumer			7,085,464	3.83%	7,477,123	4.26%
Other			115,653	0.08%	79,731	0.04%

Total			$185,062,122	100.00%	$175,419,123	100.00%

The concentrations represented above do not, based on managements’ assessment, expose the Bank to any unusual concentration risk. Based on the Bank’s size the only concentration that is above area peer group analysis is commercial and industrial loans. Management recognizes the inherent risk associated with commercial lending, including whether or not a borrower’s actual results of operations will correspond to those projected by the borrower when the loan was funded; economic factors such as the number of housing starts and increases in interest rates, etc.; depression of collateral values; and completion of projects within the original cost and time estimates. The Bank mitigates some of that risk by actively seeking government guarantees on these loans. Collectively, the Bank has approximately $55,100,000 in loans that carry government guarantees at December 31, 2012. The guaranteed portion of these loans amounts to $43,118,000, much of which are classified as commercial and industrial loans and nonfarm, nonresidential loans.

Loans in higher risk categories, such as non-owner occupied nonfarm, non-residential property and commercial real estate construction represent a small segment of our loan portfolio. Commercial construction loans included in construction and development loans amounted to $2,512,213 at December 31, 2012. Non-owner occupied nonfarm, non-residential properties included in nonfarm, non-residential loans above amounted to $8,721,357 at December 31, 2012.

Management’s Discussion and Analysis

Loans, continued

Table 8. Maturity Schedule of Loans as of December 31, 2012

	Commercial Financial and Agricultural	Real Estate	Others	Total
				Amount	%
Fixed rate loans
Three months or less	$11,637,545	$14,409,024	$1,161,663	$27,208,232	15.40%
Over three months to twelve months	16,958,818	13,801,449	1,568,567	32,328,834	18.30%
Over one year to five years	23,549,064	24,877,943	3,190,901	51,617,908	29.21%
Over five years	6,552,958	2,460,667	30,286	9,043,911	5.13%

Total fixed rate loans	$58,698,385	$55,549,082	$5,951,417	$120,198,884	68.04%

Variable rate loans
Three months or less	$2,823,692	$546,100	$126,023	$3,495,815	1.98%
Over three months to twelve months	994,930	395,209	99,144	1,489,283	0.84%
Over one year to five years	3,533,400	5,797,005	529,779	9,860,184	5.57%
Over five years	10,011,525	31,631,638	—	41,643,163	23.57%

Total variable rate loans	$17,363,547	$38,369,952	$754,946	$56,488,445	31.96%

Total loans
Three months or less	$14,461,237	$14,955,124	$1,287,686	$30,704,047	17.38%
Over three months to twelve months	17,953,748	14,196,657	1,667,711	33,818,116	19.14%
Over one year to five years	27,082,464	30,674,948	3,720,680	61,478,092	34.78%
Over five years	16,564,483	34,092,305	30,286	50,687,074	28.70%

Total loans	$76,061,932	$93,919,034	$6,706,363	$176,687,329	100.00%

Interest rates charged on loans vary with the degree of risk, maturity and amount of the loan. Competitive pressures, money market rates, availability of funds, and government regulation also influence interest rates. On average, loans yielded 6.01% for the year ended December 31, 2012, compared to an average yield of 6.03% in 2011. This decrease in yields is attributable to a slight change in loan mix as average prime rates during 2012 and 2011 remained virtually unchanged. Commercial loans increased to 42.97% of loans outstanding at December 31, 2012, compared to 41.13% at the end of 2011. Much of this increase involved increases in loans guaranteed by the SBA and USDA. Total real estate loans decreased from 54.92% of total loans at December 31, 2011, to 53.16% of total loans at December 31, 2012. A reduction in construction and 1-4 family loans was a contributing factor in this decrease. Consumer loans fell to 3.79% of total loans at December 31, 2012, from 3.93% at December 31, 2011. This decrease was partially attributable to a decrease in consumer loans in Freedom Finance, LLC. Loans in the subsidiary decreased $160,162 or 14.8% from December 31, 2011 to December 31, 2012.

Investment Securities

The Company uses its investment portfolio to provide for unexpected deposit decreases or loan generation, to meet the Company’s interest rate sensitivity goals, and to generate income.

Management’s Discussion and Analysis

Investment Securities, continued

Management of the investment portfolio has been conservative with virtually all investments taking the form of purchases of government-sponsored enterprises and mortgage-backed securities. Management views the investment portfolio as a source of income, and purchases securities with that in mind. However, adjustments are necessary in the portfolio to provide an adequate source of liquidity, which can be used to meet funding requirements for loan demand and deposit fluctuations and to control interest rate risk. Therefore, from time to time management may sell certain securities prior to their maturity. Table 9 presents the investment portfolio at December 31, 2012 and 2011 by major type of investments and maturity ranges are also presented for 2012.

The low rate environment experienced in 2012 caused the average yield of the investment portfolio to decrease to 1.56% for the year ended December 31, 2012, compared to 1.63% for 2011. At December 31, 2012 the market value of the investment portfolio was $4,241,176, which was $97,643 less than book value. At December 31, 2011, the market value of the investment portfolio was $93,246 below book value.

The Company has an investment in FHLB stock of $685,900 at December 31, 2012 and $757,400 at December 31, 2011, which is included in restricted equity securities. The Company carries its investment in FHLB at its cost which is the par value of the stock. The level of investment in FHLB stock is based on the asset size of the Company and the amount of borrowings outstanding. The FHLB evaluates on a quarterly basis whether to repurchase excess capital stock from its members. FHLB paid a cash dividend for the fourth quarter of 2011 at an annualized rate of 1.23% on March 28, 2012, a first quarter dividend at an annualized rate of 1.51% on May 16, 2012, a second quarter dividend at an annualized rate of 1.47% on August 3, 2012, and a third quarter dividend at an annualized dividend rate of 2.43% paid November 6, 2012. At September 30, 2012 (the most recent date available), the FHLB was in compliance with all of its regulatory capital requirements as its total regulatory capital-to-assets ratio was 5.56% exceeding the 4% requirement, and its risk-based capital was $6.2 billion, exceeding its $2.0 billion requirement. Management believes that our investment in FHLB stock was not impaired as of December 31, 2012 or December 31, 2011. There can be no assurance that the impact of recent or future legislation on the Federal Home Loan Banks will not cause a decrease in the value of the Company’s investment in FHLB stock.

Table 9. Investment Securities

December 31, 2012, Available for Sale and Restricted

	In One Year or Less	One Year Through Five Years	After Five Through Ten Years	After Ten Years	Total	Market Value
Investment securities
Government-sponsored enterprises	$—	$2,500,000	$—	$—	$2,500,000	$2,504,875
Government-sponsored enterprises pools (MBS)	—	—	28,834	12,825	41,659	42,975
Corporate securities	—	—	550,000	—	550,000	442,750
Equities and mutual funds	508,836	—	—	—	508,836	512,252
Restricted	738,324	—	—	—	738,324	738,324

Total	$1,247,160	$2,500,000	$578,834	$12,825	$4,338,819	$4,241,176

Weighted average yields
Government-sponsored enterprises	—%	0.44%	—%	—%	0.44%
Government-sponsored enterprises pools (MBS)	—%	—%	2.95%	1.67%	2.55%
Corporate securities	—%	—%	4.13%	—%	4.13%
Equities and mutual funds	4.19%	—%	—%	—%	4.19%
Restricted	1.61%	—%	—%	—%	1.61%

Consolidated	2.66%	0.44%	4.07%	1.67%	1.56%

Management’s Discussion and Analysis

Table 9. Investment Securities, continued

December 31, 2011 and December 31, 2010, Available for Sale and Restricted

	December 31, 2011		December 31, 2010
	Total	Market Value	Total	Market Value
Investment securities
Government-sponsored enterprises	$2,000,374	$2,004,685	$1,500,000	$1,501,770
Government-sponsored enterprises pools (MBS)	49,298	50,741	74,278	75,862
Municipal securities	—	—	—	—
Corporate securities	550,000	451,000	550,000	434,500
Restricted	809,754	809,754	941,379	941,379

Total	$3,409,426	$3,316,180	$3,065,657	$2,953,511

Fed Funds Sold and Interest-bearing Bank Balances

Average federal funds sold totaled $713,025 for the year ended December 31, 2012, which was up from the 2011 average. Federal funds represent the most liquid portion of the Bank’s invested funds and generally the lowest yielding portion of earning assets. Deposits in other banks primarily represent deposits at the Federal Reserve Bank, which pay an overnight rate on those deposits. These rates usually mirror the federal funds rate. Occasionally, included in these deposits are short-term time deposit investments in other banks through the Certificate of Deposit Account Registry Service (“CDARS”). These time deposits generally are for terms less than one month and carry market rates. No short-term time deposits were included in interest-bearing bank balances at other banks at December 31, 2012. Management has made an effort to maintain interest-bearing bank balances at the lowest level possible consistent with prudent risk management strategies, while having available resources to fund loan demand and the maturity of time deposits. Large average demand deposit balances also make it necessary to retain funds in more liquid investments. During the year ended December 31, 2012, average federal funds and deposits in other banks represented 0.32% and 10.76% of average assets, respectively. This compares to 0.32% and 13.28% in 2011, respectively.

Deposits

The Bank relies on deposits generated in its market area to provide the majority of funds needed to support lending activities and for investment in liquid assets. More specifically, core deposits (total deposits less certificates of deposit in denominations of $100,000 or more) are the primary funding source. The Bank’s balance sheet growth is largely determined by the availability of deposits in its markets, the cost of attracting the deposits, and the prospects of profitably utilizing the available deposits by increasing loans or investment portfolios. Market conditions have resulted in depositors shopping for deposit rates more than in the past. An increased customer awareness of interest rates adds to the importance of rate management. The Bank’s management must continually monitor market pricing, competitor’s rates, and internal interest rate spreads to maintain the Bank’s growth and profitability. The Bank attempts to structure rates so as to promote deposit and asset growth, while at the same time, increasing overall profitability of the Bank.

Management’s Discussion and Analysis

Deposits, continued

Average deposits for the year ended December 31, 2012, amounted to $183,293,493 which was a decrease of $94,241 or 0.05% from the 2011 averages. Average core deposits totaled $144,667,256 for the year ended December 31, 2012, an increase of $8,052,857, or 5.9% over the 2011 average of $136,614,399. The percentage of the Bank’s average deposits that are interest bearing decreased to 79.35% for the year ended December 31, 2012, from 82.23% in 2011. Average demand deposits, which earn no interest, increased 16.2% from $32,581,754 in 2011 to $37,851,154 in 2012. Average deposits for the periods ended December 31, 2012, December 31, 2011 and December 31, 2010 are summarized in Table 10 below:

Table 10. Deposit Mix

	For the Year Ended December 31, 2012		For the Year Ended December 31, 2011		For the Year Ended December 31, 2010
	Average Balance	%	Average Balance	%	Average Balance	%
Interest-bearing deposits
NOW Accounts	$23,509,879	12.83%	$22,328,917	12.18%	$21,209,645	12.01%
Money Market	27,917,572	15.23%	24,103,413	13.14%	20,590,446	11.66%
Savings	6,928,659	3.78%	6,077,572	3.31%	5,948,381	3.37%
Small denomination certificates	48,459,992	26.43%	51,522,743	28.10%	53,602,494	30.36%
Large denomination certificates	34,360,587	18.75%	41,465,335	22.61%	39,265,843	22.24%
Brokered certificates	4,265,650	2.33%	5,308,000	2.89%	5,871,112	3.33%
Repurchase agreements	—	—%	—	—%	—	—%

Total interest-bearing deposits	145,442,339	79.35%	150,805,980	82.23%	146,487,921	82.97%

Noninterest-bearing deposits	37,851,154	20.65%	32,581,754	17.77%	30,054,377	17.03%

Total deposits	$183,293,493	100.00%	$183,387,734	100.00%	$176,542,298	100.00%

The average balance of certificates of deposit issued in denominations of $100,000 or more decreased by $7,104,748, or 17.1% for the year ended December 31, 2012. The strategy of management has been to support loan and investment growth with core deposits and not to aggressively solicit the more volatile, large denomination certificates of deposit. Due to the lack of loan growth and an influx of non-interest bearing deposits in 2012, management was able to reduce the Bank’s reliance on large denomination certificates of deposit. The average balance in brokered certificates of deposit in 2012 amounted to $4,265,650 compared to $5,308,000 in 2011. These deposits are not considered core deposits. Table 11 provides maturity information relating to certificates of deposit of $100,000 or more at December 31, 2012.

Table 11. Large Time Deposit Maturities

Analysis of time deposits of $100,000 or more at December 31, 2012:

Remaining maturity of three months or less	$8,577,093
Remaining maturity of three through six months	5,684,045
Remaining maturity over six through twelve months	8,011,458
Remaining maturity over twelve months	10,975,237

Total time deposits of $100,000 or more	$33,247,833

Borrowings

From time to time the Bank will find that funds gathered through deposits and repurchase agreements will not fully satisfy the Bank’s liquidity needs. When this occurs, the Bank uses borrowings from correspondent banks and the Federal Home Loan Bank (FHLB) to fund the shortfall. At year-end 2012, the Bank had no short-term borrowings from correspondent banks or the FHLB.

Management’s Discussion and Analysis

Borrowings, continued

Federal Home Loan Bank advances are relatively cost-effective funding sources and provide the Company with the flexibility to structure borrowings in a manner that aids in the management of interest rate risk and liquidity. Long-term debt consists of fixed, variable and convertible rate advances from the FHLB. The average interest rate paid on long- term debt for the year ended December 31, 2012 and 2011, was 3.78% and 3.87%, respectively. See Note 10 of the Company’s Consolidated Financial Statements for more information on the long-term advances.

Capital Adequacy

Stockholders’ equity amounted to $32,237,301 at December 31, 2012, a 6.65% increase over the 2011 year-end total of $30,226,562. Average stockholders’ equity as a percentage of average total assets amounted to 13.94% for the year ended December 31, 2012, and 13.30% in 2011.

Regulatory guidelines relating to capital adequacy provide minimum risk-based ratios which assess capital adequacy while encompassing all credit risks, including those related to off-balance sheet activities. Capital ratios under these guidelines are computed by weighing the relative risk of each asset category to derive risk-adjusted assets. The risk-based capital guidelines require minimum ratios of core (Tier 1) capital (common stockholders’ equity) to risk-weighted assets of 4.0% and total regulatory capital (core capital plus allowance for loan losses up to 1.25% of risk-weighted assets) to risk-weighted assets of 8.0%. As of December 31, 2012, the Bank has a ratio of Tier 1 capital to risk-weighted assets of 19.23% and a ratio of total capital to risk-weighted assets of 20.49%. All capital ratio levels indicate that the Bank is well capitalized.

At December 31, 2012, the Company had 3,542,984 shares of common stock outstanding, which were held by approximately 1,600 stockholders of record. Stock options for 6,260 shares of common stock were exercised in 2012.

Additionally, the Company had 189,356 shares of Series A 4.5% Convertible Non-Cumulative Perpetual Preferred Stock outstanding at December 31, 2012. The shares have a liquidation value of $14 per share. The shares were issued in a private placement and are held by approximately 49 stockholders of record. The shares are non-voting and are each convertible into 2.2955 shares of common stock.

The Company also had 181,154 shares of Series D 5.0% Convertible Non-Cumulative Perpetual Preferred Stock outstanding at December 31, 2012. The shares have a liquidation value of $7.08 per share and are convertible into 1.10 shares of common stock at the election of the holder, but are not redeemable at the option of the holder. Provided that the market value of Surrey’s common stock is $8.85 on or after January 1, 2014, Surrey may redeem all or a portion of the outstanding shares of Series D Preferred Stock at a redemption price of $7.08 per share. The non-voting shares were issued in a private placement and are held by approximately 15 stockholders of record.

Nonperforming and Problem Assets

Certain credit risks are inherent in making loans, particularly commercial and consumer loans. Management prudently assesses these risks and attempts to manage them effectively. The Bank also attempts to reduce repayment risks by adhering to internal credit policies and procedures. These policies and procedures include officer and customer limits, periodic loan documentation review and follow up on exceptions to credit policies.

The Company actively monitors delinquencies, nonperforming assets and potential problem loans. Unsecured loans that are past due more than 90 days are placed into nonaccrual status. Secured loans reach nonaccrual status when they surpass 120 days past due. When facts and circumstances indicate the borrower has regained the ability to meet the required payments, the loan is returned to accrual status.

Management reviews all criticized loans on a periodic basis for possible charge offs. Any unsecured loans that are 90+ days past due must be charged off in full. If secured, a reserve equal to the potential loss is established. Any charge off is reported to the Board of Directors within 30 days. On a monthly basis, recovery actions are provided to Board of Directors.

Management’s Discussion and Analysis

Nonperforming and Problem Assets, continued

The table below shows the amount of non-performing assets.

Table 12. Nonperforming Assets

	2012	2011	2010	2009	2008
Nonaccrual loans	$3,740,725	$4,395,210	$6,362,127	$983,043	$544,061
Loans past due 90 days and still accruing	683,720	49,881	—	2,825	36,725
Troubled debt restructured loans	—	—	—	384,584	—
Foreclosed assets	491,424	560,018	450,532	53,336	50,414

Total	$4,915,869	$5,005,109	$6,812,659	$1,423,788	$631,200

Total assets	$229,912,432	$224,727,764	$213,652,484	$216,949,782	$204,178,015

Ratio	2.14%	2.23%	3.19%	0.66%	0.31%

Interest receivable on original note terms	$327,714	$201,828	$127,836	$78,566	$34,623

Interest actually recorded in income	$7,733	$11,646	$38,271	$45,686	$1,943

At December 31, 2012 and 2011, the Bank had loans in nonaccrual status of $3,740,725 and $4,395,210, respectively. Foreclosed assets at December 31, 2012 primarily include 1-4 family dwellings and nonfarm, nonresidential property. Loans that were considered impaired but were still accruing interest at December 31, 2012 and 2011, totaled $2,385,770 and $3,201,137, respectively. A loan is considered impaired when, based on current information and events it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. The decreases in loans in nonaccrual and impaired status primarily results from the liquidation or charge-off of large commercial and industrial loans and 1-4 family residential loans. The number of loans in nonaccrual status at December 31, 2012 was thirty-three. The average nonaccrual loan balance was approximately $113,355. At the end of 2011 nonaccrual loans numbered thirty-seven and averaged $118,800. Approximately $2,931,890 or 78% of the nonaccrual loans at December 31, 2012 consisted of ten loans ranging in value from $123,000 to $655,000. Approximately $3,234,400 or 74% of the nonaccrual loans at December 31, 2011 consisted of ten loans ranging in value from $116,000 to $675,000. Impaired loans still accruing numbered seventeen at December 31, 2012, with an average balance of $151,800. Eight of these loans amounted to $2,182,000 or approximately 85% of the total. At December 31, 2011, impaired loans still accruing numbered twenty one with an average balance of $152,400. Eight loans totaled $2,416,000 or 75% of the total impaired. Specific reserves on nonaccrual and impaired loans totaled $515,109 at December 31, 2012, or 8.2% of the balances outstanding compared to $813,174 or 10.7% of the balances outstanding at December 31, 2011. Many of these loans also carry government guaranties. The guaranteed portions of nonaccrual and impaired loans at December 31, 2012 and 2011 are $2,381,400 and $2,709,979, respectively. Combined, specific reserves and loan guarantees amount to approximately 46% of nonaccrual and impaired loans at December 31, 2012 and 2011.

All nonaccrual loans are considered to be impaired. The following table summarizes nonaccrual and impaired loans still accruing:

Table 13. Nonaccrual and Impaired Loans

	December 31, 2012	December 31, 2011
Construction and development	$86,567	$92,505
1-4 family residential	475,742	705,327
Nonfarm, non-residential	3,185,880	3,627,890
Commercial and industrial	2,373,175	3,160,173
Consumer	3,918	10,452
Other loans	195,990	—

Total impaired and nonaccrual	$6,321,272	$7,596,347

Management’s Discussion and Analysis

Loan Losses

The allowance for loan losses is maintained at a level adequate to absorb probable losses. Some of the factors which management considers in determining the appropriate level of the allowance for credit losses are: past loss experience, an evaluation of the current loan portfolio, identified loan problems, the loan volume outstanding, the present and expected economic conditions in general, and in particular, how such conditions relate to the market area that the Bank serves. Bank regulators also periodically review the Bank’s loans and other assets to assess their quality. Loans deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance.

Net loans charged off as a percentage of average loans were 0.53% and 1.97% in 2012 and 2011, respectively.

The provision for loan losses and the activity in the allowance for loan losses are detailed in Table 14.

Table 14. Loan Losses (dollars in thousands)

	December 31,
	2012	2011	2010	2009	2008
Balance at January 1	$3,881	$6,684	$4,670	$3,365	$2,782
Recoveries
Commercial	151	91	151	93	15
Residential, 1-4 family	1	63	2	—	—
Nonfarm, nonresidential property	84	109	21	—	—
Loans to individuals	19	24	28	23	26

Total recoveries	255	287	202	116	41

Charged-off loans
Commercial	(711)	(2,258)	(546)	(133)	(46)
Residential, 1-4 family	(305)	(1,249)	(27)	—	—
Nonfarm, nonresidential property	(22)	(271)	(110)	—	—
Loans to individuals	(166)	(56)	(509)	(283)	(212)

Total charge-off loans	(1,204)	(3,834)	(1,192)	(416)	(258)

Net charge-offs	(949)	(3,547)	(990)	(300)	(217)
Provision for loan losses	471	744	3,004	1,605	800

Balance at December 31	$3,403	$3,881	$6,684	$4,670	$3,365

Total loans outstanding	$176,687	$179,345	$178,432	$185,062	$175,419

Average outstanding loans during period	$180,342	$180,256	$181,184	$177,919	$171,799

Allowance for loan losses to loans outstanding	1.93%	2.16%	3.74%	2.52%	1.92%

Ratio of net charge-offs to average loans outstanding	0.53%	1.97%	0.55%	0.17%	0.13%

Management’s Discussion and Analysis

Liquidity and Sensitivity

The principal goals of the Bank’s asset and liability management strategy are the maintenance of adequate liquidity and the management of interest rate risk. Liquidity is the ability to convert assets to cash in order to fund depositors’ withdrawals or borrowers’ loans without significant loss. Interest rate risk management balances the effects of interest rate changes on assets that earn interest or liabilities on which interest is paid, to protect the Bank from wide fluctuations in its net interest income which could result from interest rate changes.

Management must ensure that adequate funds are available at all times to meet the needs of its customers. On the asset side of the balance sheet, maturing investments, loan payments, maturing loans, federal funds sold, and unpledged investment securities are principal sources of liquidity. On the liability side of the balance sheet, liquidity sources include core deposits, the ability to increase large denomination certificates, federal fund lines from correspondent banks, borrowings from the Federal Home Loan Bank, as well as the ability to generate funds through the issuance of long-term debt and equity.

The liquidity ratio (the level of liquid assets divided by total deposits plus short-term liabilities) was 22.66% at December 31, 2012, compared to 19.59% at December 31, 2011. The liquidity ratio at December 31, 2012 is considered adequate by management.

Interest rate risk is the effect that changes in interest rates would have on interest income and interest expense as interest-sensitive assets and interest-sensitive liabilities either reprice or mature. Management attempts to maintain the portfolios of interest-earning assets and interest-bearing liabilities with maturities or repricing opportunities at levels that will afford protection from erosion of net interest margin, to the extent practical, from changes in interest rates. Table 15 shows the sensitivity of the Bank’s balance sheet as of that specific date and is not necessarily indicative of the position on other dates. At December 31, 2012, the Bank appeared to be cumulatively asset-sensitive (earning assets subject to interest rate changes exceeding interest-bearing liabilities subject to changes in interest rates). However, in the one to twelve month window, liabilities subject to change in interest rates exceed assets subject to interest rate changes (non-asset sensitive).

Matching sensitive positions alone does not ensure the Bank has no interest rate risk. The repricing characteristics of assets are different from the repricing characteristics of funding sources. Thus, net interest income can be impacted by changes in interest rates even if the repricing opportunities of assets and liabilities are perfectly matched.

Management’s Discussion and Analysis

Table 15. Interest Rate Sensitivity

	December 31, 2012 Maturities
	1-3 Months	4-12 Months	13-60 Months	Over 60 Months	Total
Earning Assets
Loans	$41,024,452	$25,424,550	$72,379,217	$37,859,110	$176,687,329
Investments	964,351	33,626	2,504,875	—	3,502,852
Interest-bearing balances with banks	32,366,318	—	—	—	32,366,318
Federal funds sold	710,588	—	—	—	710,588

Total	$75,065,709	$25,458,176	$74,884,092	$37,859,110	$213,267,087

Interest-bearing deposits
NOW accounts	$28,986,913	$—	$—	$—	$28,986,913
Money market	28,442,885	—	—	—	28,442,885
Savings	7,533,377	—	—	—	7,533,377
Certificates of deposit	22,276,810	32,258,378	31,345,255	—	85,880,443
Long-term debt	—	—	7,750,000	—	7,750,000

Total	$87,239,985	$32,258,378	$39,095,255	$—	$158,593,618

Interest sensitivity gap	$(12,174,276)	$(6,800,202)	$35,788,837	$37,859,110	$54,673,469
Cumulative interest sensitivity gap	$(12,174,276)	$(18,974,478)	$16,814,359	$54,673,469	$54,673,469
Ratio of sensitive assets to sensitive liabilities	86.05%	78.92%	191.54%	—%	134.47%
Cumulative ratio of sensitive assets to sensitive liabilities	86.05%	84.12%	110.60%	134.47%	134.47%

Table 16. Key Financial Ratios

	2012	December 31, 2011	2010
Return on average assets	1.23%	1.00%	0.57%
Return on average equity	8.86%	7.53%	4.26%
Average equity to average assets	13.94%	13.30%	13.32%
Dividends declared on common stock as a percent of net income	22.92%	23.60%	n/a %

Board of Directors and Officers

Board of Directors

Edward C. Ashby, III	Surrey Bank & Trust

Elizabeth Johnson Lovill	Town and Country Builders of Mount Airy, Inc.

Robert H. Moody	Moody Funeral Services, Inc.

Gene Rees	F. Rees Company, Inc.

Tamra W. Thomas	Retired

Tom G. Webb	Westwood Partners, LLC

Buddy Williams	Ten Oaks, LLC

Bank Officers

Robert H. Moody	Chairman

Edward C. Ashby, III	President and CEO

Peter A. Pequeno	Senior Vice President and CLO

Mark H. Towe	Senior Vice President, Treasurer and CFO

John Canosa	Vice President

Lesa Hensley	Vice President

William Johnson	Vice President

Kenneth Shelton	Vice President

J. Cory Tucker	Vice President

Stockholder Information

Annual Meeting

The annual meeting of stockholders will be held Thursday, April 25, 2013, at 10:00 a.m. at Cross Creek Country Club, 1129 Greenhill Road, Mount Airy, North Carolina.

Requests for Information

Requests for information should be directed to Mr. Mark H. Towe, Senior Vice President and CFO, at Surrey Bank & Trust, Post Office Box 1227, Mount Airy, North Carolina, 27030; telephone (336) 783-3900. A copy of the Company’s Form 10-K for 2012 will be furnished, without charge, after March 31, 2013, upon written request, or will be available on the internet at www.surreybank.com.

Independent Auditors	Stock Transfer Agent

Elliott Davis, PLLC Certified Public Accountants 700 East Morehead Street, Suite 400 Charlotte, North Carolina 28202	Broadridge Corporate Issuer Solutions, Inc. 51 Mercedes Way Edgewood, NY 11717

Federal Deposit Insurance Corporation

The Bank is a member of the FDIC. This statement has not been reviewed, or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

Banking Offices

145 North Renfro Street Mount Airy, North Carolina (336) 783-3900	1280 West Pine Street Mount Airy, North Carolina (336) 783-3920	940 Woodland Drive Stuart Virginia (276) 694-4825

Loan Production Office

2050 Rockford Street Mount Airy, North Carolina (336) 783-3940	1328 North Bridge Street Elkin, North Carolina (336) 526-1803	653 South Key Street Pilot Mountain, North Carolina (336) 368-1122

Mortgage Lending Office

199 North Renfro Street Mount Airy, North Carolina (336) 783-3933

Freedom Finance, LLC	SB & T Insurance	Surrey Investment Services, Inc.
165 North Renfro Street Mount Airy, North Carolina (336) 783-3980	199 North Renfro Street Mount Airy, North Carolina (336) 783-3939	145 North Renfro Street Mount Airy, North Carolina (336) 783-3938